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Exhibit 10.38

STOCK PURCHASE AGREEMENT

        THIS AGREEMENT is made as of December 30, 2002, among each of the stockholders of MXT Holdings, Inc., an Illinois corporation (the "Company"), each and all of whom are listed on the Stockholders List attached hereto as Exhibit A (collectively "Sellers" and individually a "Seller") and Magnetek, Inc., a Delaware corporation ("Purchaser").

R E C I T A L S

        A.    Sellers own all of the outstanding shares of Class A Common Stock, $.001 par value, and Class B Common Stock, $.001 par value (collectively, "Shares") of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Company is a holding company whose wholly owned subsidiary, Maxtec International Corp., a Delaware corporation (the "Subsidiary") is engaged in the development, production, manufacture, marketing and sale of, and the provision of post-sale services with respect to, radio-frequency remote controls for cranes, hoist/monorail systems, conveyors, locomotives and other material handling applications (the "Business") under the name "Telemotive Industrial Controls".

        B.    Purchaser desires to purchase all the outstanding Shares from Sellers and Sellers desire to sell such Shares to Purchaser, on the terms herein contained.

A G R E E M E N T S

        Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.    Agreement to Purchase and Sell Shares.    On the terms contained in this Agreement, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, all right, title and interest in and to the outstanding Shares, free and clear of any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (collectively, "Claims").

          2.    Purchase Price.    Subject to Section 3 hereof, the aggregate purchase price of all of the Shares (the "Purchase Price") shall be equal to:

            (a)   four million seven hundred thousand dollars ($4,700,000); plus

            (b)   the aggregate consolidated amount of cash on hand and in banks, cash-equivalents and marketable securities of the Company and the Subsidiary as reflected on the Closing Balance Sheet (as herein defined) (collectively, "Cash Equivalents"); plus

            (c)   to the extent realized by the Company and the Subsidiary, the income Tax (as herein defined) savings to the Company and the Subsidiary (the "Tax Savings") resulting from (v) the exercise of the Options (as herein defined), (w) the Decker Amount (as herein defined), and (x) the Dealy Amount (as herein defined), after deduction of the portion thereof which is payable to Decker (as herein defined) under clause (y) of section 3 of the Termination Agreement dated December 30, 2002, between T.D. Decker ("Decker") and Subsidiary (the "Decker Agreement"); minus

            (d)   the aggregate consolidated principal amount of, and accrued interest and prepayment penalties or breakage fees with respect to, all indebtedness of the Company and the Subsidiaries for borrowed money, as reflected on the Closing Balance Sheet ("Indebtedness"); minus

            (e)   the aggregate amount (the "Decker Amount") payable by the Subsidiary to Decker (before applicable withholdings) pursuant to the Decker Agreement; provided, however, that the Decker Amount shall not include salary, bonus or vacation pay which are accrued as of that date and will be reflected on the Closing Balance Sheet (as herein defined) and taken into account in the determination of Working Capital (as herein defined); minus

            (f)    the aggregate amount (the "Dealy Amount") payable by the Subsidiary to John Dealy ("Dealy") (before applicable withholdings) pursuant to that certain Termination Agreement between the Subsidiary and Dealy, dated December 30, 2002; provided, however, that the Dealy Amount shall not include salary, bonus or vacation pay which are accrued as of that date and will be reflected on the Closing Balance Sheet (as herein defined) and taken into account in the determination of Working Capital (as herein defined).

  The Purchase Price shall be allocated among Sellers as set forth in Exhibit B attached hereto, and shall be payable in the manner provided in Section 6. The amounts of Indebtedness, the Decker Amount, and the Dealy Amount shall be payable as provided in Section 14(d).

          3.    Working Capital Adjustment.    The Purchase Price will be (x) increased by an amount equal to the amount by which the Working Capital of the Company and the Subsidiary and set forth in the Closing Balance Sheet is greater than $2,817,000, or (y) reduced by the amount by which $2,817,000 exceeds the Working Capital, as the case may be. "Working Capital" shall mean the excess of the consolidated assets of the Company and the Subsidiary which are treated under those generally accepted accounting principles which were applied by the Company and the Subsidiary in the preparation of the Financial Statements, as herein defined ("GAAP") as current assets (exclusive of Cash Equivalents) over the consolidated liabilities of the Company and the Subsidiary which are treated under GAAP as current liabilities (exclusive of Indebtedness) determined in the manner set forth below. Exhibit C hereto reflects the methods which the parties intend will be employed in the computation of Working Capital, based upon the consolidated balance sheet of the Company and the Subsidiary as of September 30, 2002. The "Working Capital Adjustment" will be the amount by which the Purchase Price is increased or decreased pursuant to this Section 3.

          4.    Determination of Cash Equivalents, Indebtedness and Working Capital.    The amounts of Cash Equivalents, Indebtedness, Working Capital, and the Working Capital Adjustment, shall each be determined from a consolidated balance sheet of the Company and the Subsidiary as of 11:59 p.m. on the Business Day, as herein defined, immediately preceding the Closing Date (the "Closing Balance Sheet"). As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago Illinois or Los Angeles, California are required or authorized by law to close. The Closing Balance Sheet and the corresponding determination of Working Capital shall each be prepared by the Stockholders' Committee (as herein defined). The Closing Balance Sheet shall be prepared in accordance with the provisions of this Section 4, and otherwise in accordance with GAAP. Notwithstanding, or without limitation, as the case may be, of the foregoing: (i) reserves and accruals shall be determined as if the date of the Closing Balance Sheet was the last day of the Company's fiscal year; (ii) inventories shall be valued, using the first in, first out method of accounting, at the lower of cost or net realizable value; provided, however, that the Wenglor laser heads ("Wenglor Heads") shall be valued at cost; (iii) proceeds from the exercise of Options (as herein defined), to the extent not paid in cash by the holders of Options to the Company as of the date of the Closing Balance Sheet, shall be reflected on the Closing Balance Sheet as a Cash Equivalent; (iv) the accrual for Taxes shall exclude the effect of the Tax Savings; (v) Tax refund receivables in existence on the Closing Date (which shall not include the Tax Savings) shall be treated as current assets; (vi) the current portion of, and accrued interest in respect of Indebtedness shall be excluded; (vii) there shall be no accruals in respect of (v) the Options, (w) the Dealy Amount, or (x) the Decker Amount; (viii) capitalized software development costs shall be accounted for consistent with the Financial Statements; and (ix) the Working Capital calculation shall include (w) as a current liability, any amount payable on or after the Closing Date in respect of goods or services supplied to the

  Company before the Closing Date (even if no invoice for such amount has been received by the Company or the Subsidiary before the Closing Date), (x) as a current asset, any inventory in transit to the Company or the Subsidiary, and any inventory in their possession on the Closing Date for which the Company or the Subsidiary has not received an invoice as of the Closing Date, and (y) as an account receivable, any sale of inventory which has been shipped by the Company or the Subsidiary before the Closing Date but not invoiced until on or after the Closing Date. Subject to Purchaser's compliance with the following sentence, the Stockholders' Committee shall cause the Closing Balance Sheet to be delivered to Purchaser not more than sixty (60) days following the Closing Date (the date on which the Closing Balance Sheet has been delivered, the "Delivery Date"). Purchaser shall make available to the Stockholders' Committee, during normal business hours, the books, records and personnel of the Company and the Subsidiary which the Stockholders' Committee reasonably requires in order to prepare and deliver the Closing Balance Sheet.

          5.    Disputes Regarding Closing Balance Sheet.    Disputes with respect to the Closing Balance Sheet shall be resolved as follows:

            (a)   Purchaser shall have thirty (30) days after the Delivery Date (the "Dispute Period") to dispute (i) any of the elements of or amounts reflected on the Closing Balance Sheet and affecting the calculation of the Purchase Price and/or (ii) the calculation of the Purchase Price (a "Dispute"). If Purchaser does not give written notice of a Dispute within the Dispute Period to Seller (a "Dispute Notice"), the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Purchaser in the form in which it was delivered to Purchaser, and shall be final and binding upon the parties hereto. If Purchaser has a Dispute, Purchaser shall give the Stockholders' Committee a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

            (b)   If Purchaser and the Stockholders' Committee are unable to resolve any Dispute within the thirty (30) day period after the Stockholders' Committee's receipt of a Dispute Notice, the Stockholders' Committee and Purchaser shall jointly engage as arbitrator (the "Arbitrating Accountant") a public accounting firm of national reputation, other than Deloitte & Touche LLP. If Purchaser and the Stockholders' Committee are unable to agree on the appointment of the Arbitrating Accountant, the Arbitrating Accountant shall be selected by agreement of the Stockholders' Committee's and Purchaser's respective accountants. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to conform the disputed elements or amounts set forth on the Closing Balance Sheet to the requirements of Sections 3 and 4 (as applicable).

            (c)   The Arbitrating Accountant shall allow Purchaser and the Stockholders' Committee to present their respective positions regarding the Dispute and shall thereafter as promptly as possible provide Purchaser and the Stockholders' Committee with a written determination of the Dispute, which shall be final and binding upon the parties hereto. In this regard, for each particular Dispute, the Arbitrating Accountant shall select either Purchaser's or the Stockholders' Committee's determination of the amount that is the subject of the Dispute based on its own assessment of whichever of the two parties' determinations more closely approximates the Arbitrating Accountant's own determination of such amount, and the Arbitrating Accountant may not substitute its own determination of the amount in dispute as the final determination of such amount. Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect such resolution. The Arbitrating Accountant shall promptly, and in any event within sixty (60) calendar days after the date of its appointment, render its decision on the question in writing and finalize the Closing Balance Sheet. The

    Arbitrating Accountant may, at its, discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.

            (d)   The party whose position in any Dispute is not accepted by the Arbitrating Accountant (in favor of the other party's position) shall bear all of the fees and expenses of the arbitration proceeding. Where more than one Dispute is considered in such arbitration proceeding and the Arbitrating Accountant finds in favor of each party on separate Disputes, the party which, in aggregating all of such Disputes, has the largest dollar amount determined against it by the Arbitrating Accountant (in favor of the other party) shall bear all of the fees and expenses of the arbitration proceeding. The Arbitrating Accountant may, in its discretion, also award to the party obligated to pay the fees and expenses of the arbitration proceeding in accordance with the preceding sentence the reasonable fees and expenses of the other party's legal, accounting and other professional advisors incurred in connection with such Dispute if it determines that such party's positions in connection with the Dispute were not taken in good faith.

          6.    Manner of Payment of Purchase Price.    The Purchase Price shall be paid or satisfied as follows:

            (a)   For purposes of the Closing, the parties have made a good-faith estimate of the Purchase Price, exclusive of the Tax Savings (the "Closing Estimate"), in the amount of $2,624,555.86, based upon the most recent ascertainable financial information of the Company and the Subsidiary. At the Closing:

              (i)    Purchaser shall pay to Bank One Trust Company, N.A., as escrowee (the "Escrowee"), for the account of the Stockholders' Committee, the sum of $1,000,000 (the "Escrow Deposit"), to be held by the Escrowee pursuant to, and in accordance with the terms of, an Escrow Agreement with Escrowee, in the form attached hereto as Exhibit D (the "Escrow Agreement"); and

              (ii)   Purchaser shall pay the balance of the Closing Estimate to or as directed by the Stockholders' Committee, for the benefit of Sellers, by wire transfer of immediately available funds to the Stockholders' Committee, made to such bank account as the Stockholders' Committee shall specify by written notice to Purchaser delivered before the Closing Date.

            (b)   Any increase in the Purchase Price over the Closing Estimate resulting from the finalization of the Closing Balance Sheet and the final determinations of the components of the Purchase Price (exclusive of the Tax Savings) shall be paid by wire transfer of immediately available funds by Purchaser within two Business Days following the final determination of the Purchase Price. Any decrease in the Purchase Price below the Closing Estimate resulting from the finalization of the Closing Balance Sheet and the final determinations of the components of the Purchase Price (exclusive of the Tax Savings) shall be paid by wire transfer of immediately available funds by the Stockholders' Committee within two Business Days following the final determination of the Purchase Price.

            (c)   Within five Business Days following the receipt of a federal income Tax refund which reflects the effects of the Tax Savings as a result of the filing of a federal income Tax return for the taxable period ending on the Closing Date in accordance with Section 14(e), Purchaser shall pay to the Stockholders' Committee 95% of the aggregate Tax Savings and to Decker 5% of the aggregate Tax Savings; provided, however, that if for any reason the Company is not allowed by the Internal Revenue Service ("IRS") to carry back the deductions resulting in the Tax Savings, there shall be no adjustment to the Purchase Price on account of the Tax Savings.

            (d)   Section 14(d) hereof deals with the manner of payment of the Decker Amount, the Dealy Amount and Indebtedness.

          7.    Time and Place of Closing.    The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., at the offices of Altheimer & Gray, 10 South Wacker, Suite 4000, Chicago, Illinois 60606 on the date hereof (the "Closing Date").

          8.    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Sellers as follows:

            (a)    Corporate.    Purchaser is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation.

            (b)    Power and Authority.    Purchaser has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby has been duly and validly approved by the board of directors of Purchaser; and no other corporate proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

            (c)    Consents.    No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Purchaser of the transaction contemplated hereby.

            (d)    Absence of Conflicts.    Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award. Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

            (e)    Brokers.    Neither Purchaser, nor any of its Affiliates (as herein defined) has dealt with any Person (as herein defined) who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Sellers, the Company or the Subsidiary for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein: (i) a "Person" means an individual, any type of business entity (including a corporation, joint-stock company, partnership or limited liability company), any other type of legal entity (including a trust), or any governmental agency or instrumentality; (ii) an "Affiliate" is any Person which controls another Person, which another Person controls, or which is under common control with another Person; and (iii) "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

          9.    Joint and Several Representations and Warranties of Sellers.    Sellers jointly and severally represent and warrant to Purchaser that, except as set forth in the schedule delivered by Sellers to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

            (a)    Corporate.    The Company is a corporation duly organized, existing and in good standing under the laws of Illinois. The Company has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means a change in, or effect on, the operations, affairs, financial condition, results of operations, assets, or liabilities of the Company or the Subsidiary that results or would reasonably be expected to result in a material adverse effect on or a material adverse change in (i) the Business, or the Company and the Subsidiary (taken as a whole), (ii) the ability of Purchaser or any Seller to consummate the transactions contemplated in this Agreement, or (iii) Purchaser's ownership of the Shares and conduct of the Business after the Closing.

            (b)    Power and Authority.    The Company has all necessary corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.

            (c)    Consents.    No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Sellers of the transaction contemplated hereby.

            (d)    Absence of Conflicts.    Neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company's or the Subsidiary's Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound. Neither the Company nor the Subsidiary is a party to, or bound by, any unexpired, undischarged or unsatisfied Material Contract (as herein defined) under the terms of which performance by Sellers according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Sellers of this Agreement may be prohibited, prevented or delayed.

            (e)    The Subsidiary.    The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is qualified as a foreign corporation and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, and where the failure to so qualify would have a Material Adverse Effect. Other than the Subsidiary, the Company does not hold or beneficially own, and has never held or beneficially owned, any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest, in any Person.

            (f)    Corporate Records.    True and complete copies of the Certificate of Incorporation and all amendments thereto, the by-laws as amended and currently in force, all stock records, and corporate minute books and records, of the Company and the Subsidiary, have been made available for inspection by Purchaser. Said stock records accurately reflect all Share transactions and the current stock ownership of the Company and the Subsidiary. The corporate minute books and records of the Company and the Subsidiary contain true and complete copies of all resolutions adopted by the stockholders or the board of directors of the Company and the Subsidiary.

            (g)    Capitalization

              (i)    The authorized capital stock of the Company consists of 1,000,000 shares of Class A common stock, $.001 par value, and 1,000,000 shares of Class B Common Stock, $.001 par value. The outstanding capital stock of the Company consists of 255,208 shares of Class A common stock and 426,715 shares of Class B common stock. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Sellers, free and clear of all Claims. The previously outstanding (x) options to purchase 28,783 shares of Class A common stock outstanding under the Company's 2001 Stock Option Plan and (y) Nonqualified Option to purchase 8,769 Shares of Class A Common Stock granted to Dealy, have been cancelled and are no longer outstanding. The warrants held by the Mass Mutual Entities (as herein defined) to purchase a total of 135,108 Shares have all been exercised in full, the former optionees and warrant holders are among the Sellers, and the underlying Shares are included in the Shares being sold to Purchaser pursuant to Section 1. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind. As used herein, the "Mass Mutual Entities" consist of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors and MassMutual Corporate Value Partners Limited.

              (ii)   The authorized capital stock of the Subsidary consists of 120,000 shares of Class A Common Stock, $.01 par value, of which 2,084 shares are issued and outstanding, and 12,999 shares of Class B Common Stock, $.01 par value, none of which are issued or outstanding. There are no shares of capital stock of the Subsidiary of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Subsidiary have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of any Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Subsidiary obligating the Subsidiary to issue any securities of any kind.

            (h)    Financial Statements.    Copies of the consolidated balance sheets, consolidated statements of income and retained earnings, consolidated statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company and the Subsidiary as of and for the years ended June 30, 2002 and June 30, 2001, as audited by Altschuler, Melvoin & Glasser LLP, are contained in the Disclosure Schedule. Such financial statements described in the preceding sentence are referred to herein as the "Financial Statements". Copies of the consolidated balance sheet and consolidated statements of income and cash flows of the Company and the Subsidiary as of and for the four month period ended October 31, 2002 are also contained in the Disclosure Schedule. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements", and October 31, 2002 is referred to herein as the "Interim Financial Statement Date". The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiary as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiary for the periods covered by said statements, in accordance with GAAP consistently applied, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (x) normal year-end adjustments and (y) the omission of footnote disclosures required by GAAP.

            (i)    Liabilities.    Neither the Company nor the Subsidiary has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) (collectively, "Liabilities") except for: (i) Liabilities provided for or reserved against in the Financial Statements or the Interim Financial Statements and not discharged subsequent to the dates of the Financial Statements or the Interim Financial

    Statement Date, all of which, to the extent not discharged as of the date immediately preceding the Closing Date, shall be provided for or reserved against in the Closing Balance Sheet to the extent required by GAAP; (ii) Liabilities which have been incurred by the Company and the Subsidiary subsequent to the Interim Financial Statement Date in the ordinary course of the Company's and the Subsidiary's respective businesses and not discharged since the Interim Financial Statement Date; (iii) Liabilities under the executory portion of any Material Contract by which the Company or the Subsidiary is bound and which was entered into in the ordinary course of the Company's and the Subsidiary's respective businesses; and (iv) Liabilities under the executory portion of Permits (as herein defined) and Environmental Permits (as herein defined) issued to, or entered into by, the Company or the Subsidiary in the ordinary course of business.

            (j)    Title to Assets.    The Company and the Subsidiary have good title to their respective assets, free and clear of any Claims, except for the following: (i) statutory liens for Taxes not yet due, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company's or the Subsidiary's respective assets, and (v) security interests securing the Indebtedness. The foregoing representation and warranty shall not apply to the Intellectual Property (as herein defined), which is dealt with exclusively in paragraph (w).

            (k)    Insurance.

              (i)    The Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates), and Sellers have made available to Purchaser copies, of all insurance policies which are owned by the Company or the Subsidiary or which name the Company or the Subsidiary as an insured (or loss payee), including without limitation those which pertain to the Company's and the Subsidiary's respective assets, business, employees and/or operations. All such insurance policies are in full force and effect and all premiums on such policies have been paid in full as and when due. Since December 31, 2000, neither the Company nor the Subsidiary has received from any insurance company (or other representative thereof) notice of (A) cancellation of any insurance policy (other than a cancellation requested by the Company or the Subsidiary), (B) any failure to comply with the terms of any policy, (C) any refusal of coverage (either in effect or applied for), or (D) a policy's issuer being unwilling or unable to perform its obligations under such policy. There have been no material changes in the Company's or the Subsidiary's insurance coverage since December 31, 2000. The Company's and the Subsidiary's insurance coverage is sufficient for compliance with all laws applicable to the Company, the Subsidiary, the Business and any insurance-related requirements under any Material Contract.

              (ii)   The Disclosure Schedule contains a description of (A) any self-insurance arrangement by or affecting the Company or the Subsidiary, including any reserves established thereunder, (B) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound, or which involves the Business, and (C) each obligation of the Company or the Subsidiary to provide insurance coverage to any other Person, either directly or as an additional insured or loss payee under a Company or Subsidiary insurance policy, and identifies the policy under which such coverage is provided.

              (iii)  For each insurance policy insuring the Company or the Subsidiary that either is currently in effect or was in effect at any time since December 31, 2000, the Disclosure Schedule contains, for the current policy year and each of the five (5) preceding policy years, (A) a summary of the loss experience under each such policy, (B) a statement describing each claim under each such policy for an amount in excess of $10,000, which sets forth the name of the claimant, a description of the policy by insurer, type of insurance and period of coverage and the amount and a brief description of the claim, and (C) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

              (iv)  Sellers have made available to Purchaser copies of any and all reports, correspondence and other documents containing statements by the auditor of the Company's or the Subsidiary's financial statements or by any consultant or risk management advisor since December 31, 2000 with regard to the adequacy of the Company's and the Subsidiary's insurance coverage and reserves for claims.

            (l)    Banking.    The Disclosure Schedule contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company or the Subsidiary has an account, lock box or safe deposit box; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or the Subsidiary; and (iii) all instruments or agreements to which the Company or the Subsidiary is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

            (m)    Taxes.

              (i)    As used in this Agreement, the following terms shall have the following meanings: (A) "Taxes" means all federal, state, local, foreign and other income, sales, use, ad valorem, employment, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties, with respect thereto, and the term "Tax" means any one of the foregoing Taxes; (B) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; (C) "Code" means the Internal Revenue Code of 1986, as amended; and (D) "Taxing Authority" means all federal, state, local, foreign and other governmental authorities and agencies charged with collecting Taxes or administering Tax laws.

              (ii)   There have been filed on a timely basis all Returns required to be filed by the Company and the Subsidiary. No extension of time within which to file any such Return has been requested or granted. With respect to all amounts in respect of Taxes imposed upon the Company or the Subsidiary, or for which the Company or the Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with, and all amounts required to be paid by the Company or the Subsidiary (as the case may be) to Taxing Authorities on or before the date hereof have been paid. No issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company or the Subsidiary. All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by the Company or the Subsidiary have been fully paid, or are fully reflected as a liability in the Financial Statements and the Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements and the Interim Financial Statements. The Disclosure Schedule lists each Return that has been audited or is currently the subject of an audit or reassessment by a Taxing Authority or is currently being contested by any Taxing Authority.

              (iii)  Neither the Company nor the Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

              (iv)  Neither the Company nor the Subsidiary: (A) has filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it; (B) has agreed to make, nor is either of them required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (D) has made a deemed dividend election under Regulations Section 1.1502-32(f)(2) or a consent dividend election under section 565 of the Code; (E) has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (F) has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country; or (G) has entered into any agreement that would result in an amount that will not be deductible as a result of section 162(m) of the Code.

              (v)   None of the assets of the Company or the Subsidiary (A) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (B) secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

              (vi)  None of Sellers is a Person other than a United States person within the meaning of the Code and the transaction contemplated hereby is not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code.

              (vii) The Company and the Subsidiary have each withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any director, officer, employee, independent contractor, creditor, stockholder or other Person.

              (viii) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending prior to the Closing Date; (B) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (C) inter-company transaction or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made prior to the Closing Date; or (E) prepaid amount received prior to the Closing Date.

            (n)    Conduct of Business.    Since the Interim Financial Statement Date, neither the Company nor the Subsidiary has: (i) sold or transferred any portion of its assets or property having a value in excess of $10,000 individually or $25,000 in the aggregate, except for sales of its inventory and transfers of cash in payment of trade payables, all in the usual and ordinary course of business, and except as permitted by this Agreement; (ii) suffered any material loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike, theft, willful misconduct, accident or other hazard or Act of God; (iii) suffered any material adverse change to its business, other than changes affecting the Company's and the Subsidiary's industry generally; (iv) waived any material right; (v) paid or declared any dividends or other distributions on its securities of any class or purchased or redeemed any of its securities of any class; (vi) increased the compensation payable to any officer or employee, other than in the ordinary course of business consistent with past practices; (vii) made any change in accounting principles, methods or practices or in the manner in which it keeps its books and records, or any change in its practices with regard to sales, receivables, payables or accrued expenses; (viii) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Sellers into this Agreement or their consummation of the transaction contemplated hereby); or (ix) entered into any negotiation, commitment or agreement to do any of the foregoing.

            (o)    Contracts.

              (i)    The Disclosure Schedule lists and describes all Material Contracts to which the Company or the Subsidiary is a party or is bound. All Material Contracts are in full force and binding upon the Company or the Subsidiary (as the case may be), and, to Sellers' knowledge, the other parties thereto. No material default by the Company or the Subsidiary has occurred thereunder, and, to Sellers' knowledge, no material default by the other contracting parties has occurred thereunder. To Sellers' knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by the Company or the Subsidiary thereunder. Complete and accurate copies of all Material Contracts (including any amendments or supplements thereto) have previously been made available to Purchaser.

              (ii)   For purposes of this Agreement, "Material Contracts" shall mean the following oral or written instruments with respect to the Company, the Subsidiary or the Business which, as of the Closing Date, have not been fully performed or which otherwise contain terms (including, without limitation, warranty (other than normal product warranty) and indemnification terms): (A) customer and/or vendor purchase orders and purchase contracts in excess of $25,000 each; (B) contracts for capital expenditures in excess of $25,000 each; (C) agreements or arrangements regarding confidentiality, non-competition (exclusive of confidentiality agreements related to the proposed sale of the Company), (D) loan agreements; notes and security agreements; (E) employment and employment-related agreements, consulting agreements and nonsolicitation of employees agreements; (F) collective bargaining agreements; (G) leases and subleases of the Leased Real Property (as herein defined), and any other agreements relating to the Leased Real Property; (H) leases and subleases of personal property and installment purchase agreements with respect to personal property, where the annual payments thereunder exceed $25,000 or which cannot be canceled by the Company or the Subsidiary without payment or penalty upon notice of sixty (60) days or less; (I) license agreements; (J) warranties and service plans for major equipment (including all vehicles); (K) performance bonds, completion bonds, bid bonds, suretyship agreements and similar instruments and agreements; (L) any stockholder agreement between the Company and Sellers (or any of them), whether or not such agreement terminates at the Closing; and (M) and all other agreements or arrangements (oral or written) to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of its respective assets is bound and which have a notice for termination period of more than six (6) months or obligate any party thereto to make an annual payment of more than $25,000 or total payments of more than $100,000 during the term of such agreement or arrangement.

              (iii)  The management services letter agreement dated March 10, 2001 between Crowe, Chizek & Co., LLP, (the "Accountants") and the Subsidiary has been terminated. The Subsidiary has fully performed all of its covenants and obligations thereunder, except for its obligation to pay for current services which will be due and owing and which will be accrued on the Closing Balance Sheet and taken into account in the Working Capital calculation. There are no disputes pending, or to Sellers' knowledge, threatened with respect to or in connection with such agreement.

            (p)    Permits.    The Company and the Subsidiary possess all licenses, permits, registrations and government approvals (the "Permits") (other than Environmental Permits (as defined herein), which are exclusively provided for in Section 9(u)) which are required in order for the Company and the Subsidiary to conduct their respective business as presently conducted, except for permits of immaterial significance which can be obtained for nominal filing fees. All Permits issued to the Company or the Subsidiary are described in the Disclosure Schedule, and copies thereof have been made available to Purchaser. No Permit will be terminated, cancelled or revoked or become terminable, cancelable or revocable or otherwise impaired in any respect as a result of the consummation of the transaction contemplated hereby. Any notice, other filing or other registration required to be made by the Company, either Subsidiary or Purchaser with any governmental authority in connection with Purchaser's acquisition of the Shares in order to protect and maintain the effectiveness of any Permit is described in the Disclosure Schedule.

            (q)    Benefit Plans

              (i)    Neither the Company nor any affiliate of the Company as determined under Code section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to any: (A) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Plan"); (B) employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (C) bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan") other than those Plans, Welfare Plans and Employee Benefit Plans described in the Disclosure Schedule (collectively, the "Benefit Plans"). Except as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state law, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or life insurance coverage and neither the Company nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than benefits provided in the event of disability and conversion privileges. None of the Benefit Plans is subject to Title IV of ERISA ("Title IV Plan") and since January 1, 1995 neither the Company nor the Subsidiary nor any of their respective ERISA Affiliates has ever had any obligation (contingent or otherwise) with respect to any Title IV Plan.

              (ii)   With respect to each Benefit Plan: (A) it complies, in form and operation, in all material respects, with all applicable statutes, laws and regulations, including ERISA and the Code; (B) if it is intended to be a funded Benefit Plan, the funds available thereunder equal or exceed the amounts required to be paid, or which would be required to be paid, if such Benefit Plan were terminated as of the Closing Date; (C) if it is intended to qualify under section 401(a) of the Code, (i) it meets in all material respects all requirements for qualification under that section and the regulations thereunder, and (ii) a favorable determination as to its qualification under the Code has been made by the IRS, and Sellers have made available to Purchaser a copy of the most recent favorable determination letter issued by the IRS concerning its qualification; (D) it has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder and, to Sellers' knowledge, no matter exists which would adversely affect its qualified tax-exempt status and that of any related trust; (E) all material reports and information (i) required to be filed with any governmental entity have been timely filed and are accurate in all material respects, or (ii) required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (F) to Sellers' knowledge, no fiduciary thereof has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA; (G) there has been made available to Purchaser, copies of the following: (i) the annual report (if required under ERISA) for the last three years (including all schedules and attachments); (ii) the summary plan description, together with each summary of material modifications, required under ERISA; (iii) such Benefit Plan (including any amendments thereto), and all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for it, (iv) the latest financial statements thereof; (v) any investment management agreements, administrative services contracts, or other agreements and documents relating to its ongoing administration and investment activities; and (vi) all correspondence with the IRS or the Pension Benefit Guaranty Corporation with respect thereto.

              (iii)  There are no actions, suits, proceedings, investigations or hearings pending with respect to any Benefit Plan, or to Sellers' knowledge any claims (other than claims for benefits arising in the ordinary course of any Benefit Plan) threatened against or with respect to any Benefit Plan or any fiduciary or assets thereof.

              (iv)  Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies in all material respects with and has been maintained and operated in all material respects in accordance with each of the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

              (v)   Neither any Benefit Plan fiduciary nor any Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(l) of the Code) and there has been no "reportable event" (as defined in Section 4043 of ERISA), "nondeductible contribution" (as such term is defined in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts (including employee deferrals) due and owing as required by the terms of any Benefit Plan, collective bargaining agreement, or ERISA or any other applicable law. Full payment has been made of all amounts which the Company or any ERISA Affiliate is required or committed to pay to the Benefit Plans as of the Interim Financial Statement Date, and all such contributions have been and are deductible for federal income Tax purposes, and no such contributions or deductions have been challenged or disallowed by the IRS or any other governmental authority.

              (vi)  Neither the Company nor the Subsidiary has any announced plan or legally binding commitment to create any additional Benefit Plan or to amend or modify any existing Benefit Plan.

              (vii) Neither the execution, delivery or performance of this Agreement nor the consummation of the transaction contemplated hereby will (either alone or in combination with another event): (A) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or the Subsidiary; (B) increase any benefits payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits, other than acceleration of vesting of the Options.

              (viii) Neither the Company nor the Subsidiary has participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

              (ix)  If any obligation or liability incurred with respect to any Welfare Plan is fully insured by an insurance policy, (A) there will be no material liability of the Company, the Subsidiary or the Purchaser in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated on the Closing Date, (B) each such insurance policy may be terminated by the Company or the Subsidiary without penalty upon no more than thirty (30) days' notice and without causing the Company or the Subsidiary to incur any additional liability, and (C) no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the knowledge of Sellers, no such proceedings with respect to any insurer pending or threatened.

            (r)    Employees.    With respect to employees of the Company or the Subsidiary:

              (i)    Neither the Company nor the Subsidiary is a party to a collective bargaining agreement. There has not been, there is not presently pending or existing, and, to Sellers' knowledge, there is not threatened: (A) any strike, slowdown, picketing, work stoppage or employee grievance process; (B) any material charge, grievance proceeding or other claim against or affecting the Company or the Subsidiary (or any director, officer or employee thereof) relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental authority; (C) any union or other employee association organizational activity or other labor or employment dispute against or affecting the Company or the Subsidiary; or (D) any application for certification of a collective bargaining agent.

              (ii)   To Sellers' knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company or the Subsidiary. There is no lockout of any employees of the Company or the Subsidiary currently in effect and no such action is contemplated by the Company or the Subsidiary.

              (iii)  Sellers have provided to Purchaser a detailed list of the employees of the Company and the Subsidiary as of a date no less recent than December 20, 2002 containing at least the following details for each such employee: (A) name; (B) part-time or full-time status, (C) title and/or job description, (D) employment commencement date, (E) salary or wage, (F) available bonus or other contingent compensation; (G) accrued and unused vacation days; (H) accrued and unused sick days, (I) Benefit Plan participation details, (J) if on leave, the status of such leave (including reason for leave and expected return date), and (K) details of any disciplinary problems.

              (iv)  Each employee's employment can be terminated by the Company or the Subsidiary upon not more than thirty (30) days' notice without severance, penalty or premium, other than (x) severance provided for in the Company's or the Subsidiary's personnel policies, and (y) accrued salaries, wages and vacation benefits.

              (v)   All salaries, wages and other compensation and benefits payable to each employee have been paid by the Company or the Subsidiary when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by the Company or the Subsidiary when due for all periods through the Closing Date, other than with respect to any stub period existing between the Closing Date and the last scheduled payday immediately preceding the Closing Date.

            (s)    Litigation and Claims.    There is no claim, action, litigation or proceeding (whether in mediation, arbitration or before any court of competent jurisdiction), in law or in equity, underway, pending or, to the knowledge of Sellers, threatened, against or by or with respect to the Company, the Subsidiary, the Business, any assets of the Company or the Subsidiary or any of the Shares or which seeks to enjoin or rescind any part of the transaction contemplated by this Agreement. There are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Sellers' knowledge, overtly threatened against the Company, the Subsidiary or any of the Company's or the Subsidiary's

    officers, directors or Affiliates, with respect to or affecting the Company's or the Subsidiary's assets, operations, business, products sales practices or financial condition, or with respect to the consummation of the transaction contemplated hereby. Neither the Company nor the Subsidiary is a party to, or bound by, any decree, order, injunction, settlement agreement or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or the Subsidiary.

            (t)    Compliance with Law.    Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 9(u) hereof), neither the Company nor the Subsidiary is in violation in any material respect of, or delinquent in any material respect in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or any Permit from, any Federal, state or local governmental authority to which the property, assets, personnel or business activities of the Company or the Subsidiary are subject, including, without limitation, federal, state or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination.

            (u)    Environmental Matters.

              (i)    The Company and the Subsidiary are in full compliance with all applicable Environmental Laws (as herein defined) and Environmental Permits (as herein defined). The Company and the Subsidiary possess all Environmental Permits which are required for the operation of their respective businesses. The Disclosure Schedule contains a complete list of all Environmental Permits issued to the Company or the Subsidiary. Neither the Company nor the Subsidiary has received any written communication alleging that the Company or the Subsidiary currently is not or was not since January 1, 1995, in compliance with applicable Environmental Laws or Environmental Permits. There is no Environmental Claim (as herein defined) pending or, to Sellers' knowledge, threatened, against the Company or the Subsidiary. No Facility (as herein defined) that is or has been owned, leased, occupied or used by the Company or the Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any comparable state list. Neither the Company nor the Subsidiary has received any written notice from any Person with respect to any Off-Site Facility (as herein defined), of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law. There are no and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Facility owned, leased, operated or used by the Company or the Subsidiary as a result of the operations of the Company or the Subsidiary, or otherwise as permitted by or known to the Company or the Subsidiary, in any such case in violation of Environmental Laws. There are no above-ground storage tanks or, to Sellers' knowledge, underground storage tanks, located on any real property presently owned, leased, operated or used by the Company or the Subsidiary.

              (ii)   For the purposes of this Agreement: (A) "Environmental Claim" shall mean any and all civil, administrative, regulatory or judicial or quasi-judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company or the Subsidiary; or

      (ii) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances; (B) "Environmental Laws" shall mean all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; (C) "Environmental Permits" shall mean all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations; (D) "Facility" means any facility as defined in CERCLA; (E) "Hazardous Substances" shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or other words of similar import, under any Environmental Law; (E) "Offsite Facility" shall mean any Facility which is not presently, and never has been, owned, leased or occupied by the Company or the Subsidiary; and (F) "Release" shall mean any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

              (iii)  Sellers have made available to Purchaser all environmental documents, studies and reports relating to (x) the Leased Real Property and any other real property leased, operated, occupied or used by the Company or either Subsidiary, either presently or in the past, or (y) any liability of the Company or the Subsidiary under any Environmental Laws.

            (v)    Real Property.    Neither the Company nor the Subsidiary owns or has ever owned any real property, and neither of them occupies any real property other than the leased real property identified in the Disclosure Schedule (the "Leased Real Property"). The Disclosure Schedule accurately sets forth the street address and legal description of the Leased Real Property. The Leased Real Property: (i) constitutes all real property and improvements leased or used by the Company or the Subsidiary in the conduct of the Business; (ii) to Sellers' knowledge, is not in possession of any adverse possessors; (iii) is not subject to any leases or tenancies of any kind (except for the Subsidiary's lease); and (iv) is, and has been since the date of possession thereof by the Subsidiary, in the peaceful possession of the Subsidiary. There are no challenges or appeals pending regarding the amount of the real estate Taxes on, or the assessed valuation of, the Leased Real Property brought by the Company or the Subsidiary, and no special arrangements or agreements entered into by the Company or the Subsidiary exist with any governmental authority with respect thereto (the representations and warranties contained in this sentence shall not be deemed to be breached by any prospective general increase in real estate Tax rates). There are no condemnation proceedings pending or, to Sellers' knowledge, threatened with respect to any portion of the Leased Real Property. There is no tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to Sellers' knowledge, threatened with respect to any portion of the Leased Real Property. The Company's and/or the Subsidiary's use of the Leased Real Property for the various purposes for which it is used is permitted as of right under all applicable zoning requirements and is not subject to permitted nonconforming use or structure classifications.

            (w)    Personal Property.    The machinery and equipment of the Company and the Subsidiary are, in the aggregate, in good working order and condition, ordinary wear and tear excepted.

            (x)    Intellectual Property.

              (i)    The Company or the Subsidiary (as indicated in the Disclosure Schedule) is the owner of or has exclusive rights to use all of the Intellectual Property (as herein defined). The Disclosure Schedule: (A) sets forth a complete and accurate list of all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property (noting jurisdiction of registration or application, and registration or application numbers); (B) lists all Software (as herein defined) which is owned ("Proprietary Software") or licensed, leased or otherwise used by the Company or the Subsidiary (other than "off-the-shelf" Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be; and (C) sets forth a complete and accurate list of all agreements (other than agreements with respect to "off-the-shelf" Software) between the Company or the Subsidiary, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or the Subsidiary or by any other Person (collectively, "Intellectual Property Licenses").

              (ii)   The Company or the Subsidiary (as the case may be) have a practice of requiring all employees who have access to confidential information, or who may be involved in the invention or development of Intellectual Property, to execute agreements requiring such employees to agree to preserve the confidentiality of such confidential information and to assign to the Company or the Subsidiary their rights, if any, in such Intellectual Property. All present and former employees who, in the course of performance of their duties have access to confidential information or who may be involved in the invention or development of Intellectual Property, and, to Sellers' knowledge, substantially all of the other present and former employees of the Company or the Subsidiary, have executed such agreements.

              (iii)  To Sellers' knowledge: (A) the conduct of the Company's and the Subsidiary's respective businesses and the exercise of their respective rights relating to their Intellectual Property does not infringe upon or otherwise violate, Intellectual Property rights of any Person; and (B) no Person is infringing upon or otherwise violating any of the Intellectual Property. Neither the Company nor the Subsidiary has received notice of any threatened claims, and, to Sellers' knowledge, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Intellectual Property.

              (iv)  Neither the Company nor the Subsidiary has licensed or sublicensed its rights in any of their Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses.

              (v)   All Proprietary Software set forth in the Disclosure Schedule was either developed: (A) by employees of the Company or the Subsidiary within the scope of their employment; or (B) by independent contractors who have assigned their right to the Company or the Subsidiary pursuant to written agreements.

              (vi)  All patents, trademarks and copyrights (registered and unregistered) included in the Company's and the Subsidiary's Intellectual Property are currently in material compliance with formal legal requirements (including, in respect of patents, payment of filing, examination and maintenance fees and proofs of working or use, and, in respect of trademarks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. To Sellers' knowledge, all patents, trademarks and copyrights included in the Company's and the Subsidiary's Intellectual Property are valid and enforceable. No patent included in such Intellectual Property has been or is now involved in, or has been or is the subject of, any interference, reissue, reexamination or opposition proceeding, and, to Sellers' knowledge, (i) no such proceeding is pending or threatened, and (ii) there is no potentially interfering patent or patent application of any Person. No trademark included in such Intellectual Property has been or is now involved in, or has been or is the subject of, any opposition, invalidation, or cancellation proceeding and, to Sellers' knowledge, (i) no such proceeding is pending or threatened, and (ii) there is no potentially interfering trademark or trademark application of any Person. All products made, used or sold under any patent included in the Intellectual Property of the Company and the Subsidiary have been marked with the proper patent notice. All products made, used or sold that contain a trademark included in the Company's or the Subsidiary' s Intellectual Property bear the proper federal registration notice with respect to such trademark where permitted by law. All products or other works encompassed by any copyright included in the Company's or the Subsidiary's Intellectual Property have been marked with the proper copyright notice.

              (vii) With respect to each trade secret included in the Intellectual Property, the Company and the Subsidiary have taken reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets included in the Intellectual Property. No trade secret included in the Intellectual Property is subject to any adverse claim or has been challenged or threatened in any way.

              (viii) With respect to Internet web sites and domain names used by the Company or the Subsidiary, (i) all such sites and domain names have been registered in the name of the Company or the Subsidiary and are in compliance with all formal legal requirements, (ii) no such site or domain name has been or is now involved in, or has been or is the subject of, any dispute, opposition, invalidation or cancellation proceeding and, to Sellers' knowledge, no such proceeding is pending or threatened, (iii) to Sellers' knowledge, there is no domain name application pending of any Person which would or could potentially interfere with or infringe any Company or Subsidiary domain name, and (iv) no Company or Subsidiary web site or domain name has been challenged, interfered with or threatened in any way or, to Sellers' knowledge, infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

              (ix)  As used herein: (A) "Intellectual Property" means all intellectual property rights, including, without limitation, all patents, trademarks, designs, service marks, copyrights, Internet domain names and web sites, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof), discoveries, inventions, ideas, concepts, technology, know-how, trade secrets, processes, formulas, drawings, designs, Proprietary Software, license rights and all goodwill associated-with such intellectual property rights; and (B) "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any Internet web site.

            (y)    Inventories.    The inventories of the Company and the Subsidiary consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, and are salable at prevailing market prices for not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective, except, in each case to the extent such inventories have been written down to their net realizable value on the Financial Statements or the Interim Financial Statements. The Company's and the Subsidiary's current inventories have been purchased and maintained in amounts and of types and characters consistent with past practices and the reasonable requirements of the Business and the operations of the Company and the Subsidiary. As of November 30, 2002 the Company and the Subsidiary had a combined backlog of customer product orders, the aggregate value of which was not less than $871,000.

            (z)    Accounts Receivable.    All accounts receivable of the Company and the Subsidiary are reflected properly in the books and records of the Company or the Subsidiary and represent valid and enforceable obligations arising from bona fide transactions in the ordinary course of business. Such accounts receivable are subject to no defenses, claims or rights of setoff, and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the reserve for uncollectible accounts reflected in the Financial Statements and the Interim Financial Statements. The Disclosure Schedule contains all details of (i) any account debtor that is delinquent in its payment by more than sixty (60) days, (ii) any account debtor that has refused or threatened to refuse to pay its obligations for any reason, (iii) any account debtor that is, to the knowledge of Sellers', insolvent or bankrupt, and (iv) any account receivable that has been factored to any Person.

            (aa)    Accounts Payable.    The Company and the Subsidiary have satisfied, paid and discharged their accounts payable and other current liabilities and obligations in a timely manner, except when in bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described in the Disclosure Schedule.

            (bb)    Sufficiency of Assets.    The real property, plants, equipment and intangible personal property of the Company and the Subsidiary constitute all of the assets necessary for the continued conduct of the Business after the Closing in substantially the same manner as presently being conducted.

            (cc)    Transactions With Related Parties.    No director, officer or employee of the Company or the Subsidiary, nor any stockholder of the Company (or any family member of any such director, officer, employee or stockholder) (collectively, "Related Parties") now has or at any time since January 1, 1998, either directly or indirectly, had any ownership or other interest in (i) any Person which furnishes or sells or during such period furnished or sold services or products to the Company or the Subsidiary, or purchases or during such period purchased from the Company or the Subsidiary any goods or services, or otherwise does or during such period did business with the Company or the Subsidiary, or (ii) any contract, commitment or agreement to which the Company or the Subsidiary is or during such period was a party or under which it is or during such period was obligated or bound or to which any of its assets may be or during such period may have been subject. No Related Party owns any asset (including, without limitation, any Intellectual Property), which is used in the conduct of the Business.

            (dd)    Product Liability.

              (i)    There has not been, and there is not presently, any action, suit, inquiry, proceeding or, to the knowledge of Sellers', investigation by or before any court of competent jurisdiction or governmental authority pending or, to the knowledge of Sellers, threatened against or involving the Company, the Subsidiary or the Business relating to any product alleged to have been manufactured, procured, marketed or sold by the Company or the Subsidiary and alleged to have been defective, unsafe or improperly designed or manufactured.

              (ii)   There has not been any product recall, or post-sale warning or similar action conducted with respect to any product manufactured, procured, marketed or sold by the Company or the Subsidiary, or, to the knowledge of Sellers, any investigation or consideration of whether or not to undertake or give any such recall, warning or notice. Neither the Company nor the Subsidiary has received any written notice of any statement, citation or decision by any governmental authority stating that any product manufactured, procured, marketed or sold by the Company or the Subsidiary is defective or unsafe or fails to meet any standards promulgated by such governmental authority, or has received written notice of any recall, warning or notice ordered by any such governmental authority, nor, to Sellers' knowledge, is there any valid basis for notice of any such action.

            (ee)    Compliance With Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws.

              (i)    Neither the Company nor the Subsidiary has, and no Seller has on the Company's or the Subsidiary's behalf, to obtain, facilitate or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one Person in any year) or any commission payment in excess of ten percent (10%) of any amount payable, to (i) any Person who is an official, officer, agent, employee or representative of any domestic or foreign governmental authority or of any existing or prospective customer (whether government or non-government owned), (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other Person, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

              (ii)   To Sellers' knowledge, neither the Company nor the Subsidiary, nor any director, officer, employee, consultant, agent or other Person acting on behalf of the Company or the Subsidiary has accepted or received any unlawful contribution, payment, gift or expenditure in connection with the conduct of the Business or any other affairs of the Company or the Subsidiary.

              (iii)  The Company and the Subsidiary have at all times been and acted in compliance with all applicable laws relating to export control and trade embargoes. No product or service sold or provided by the Company or the Subsidiary since January 1, 1998 has been, directly or indirectly, sold to or performed on behalf of any country identified by the Office of Foreign Assets Control of the United States Department of the Treasury during such period as being subject to trade sanctions or embargoes, including, without limitation, Cuba, Iraq, Iran, Libya or North Korea.

              (iv)  Neither the Company nor the Subsidiary has violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Since January 1, 1998, neither the Company nor the Subsidiary has been a party to, or a beneficiary under, any agreement with, or sold or delivered any product or service to, any customer in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

            (ff)    Brokers.    With the exception of BMO Nesbitt Burns, Inc., neither Sellers, nor any of their Affiliates, nor the Company nor the Subsidiary, have dealt with any Person who is entitled to a broker's commission, finder's fee, investment banker's fee, expense reimbursement or similar payment from Purchaser, the Company or the Subsidiary for arranging the transaction contemplated hereby or introducing the parties to each other.

            (gg)    Telemotive Brazil.    The representations and warranties set forth in paragraphs (b) through (ff) and paragraph (hh) of this Section 9 are true and correct in all respects with regard to Telemotive Industrial Controls do Brasil Llda. ("TIC Brazil"), as if each applicable reference (express or implied) to the Company and/or the Subsidiary in each such paragraph included an additional reference to TIC Brazil, except to the extent of any particular representation and warranty that provides information specific only to the Company or the Subsidiary (e.g., the provisions of paragraph (g) regarding the Company's outstanding capital stock). TIC Brazil was officially formed on December 20, 2002, and has only commenced to engage in business since that date, and none of TIC Brazil, the Subsidiary or the Company has any liability or obligation with respect to any action or circumstance or on behalf of any other Person arising, accruing or existing before the date of TIC Brazil's formation.

            (hh)    Accuracy of Representations.    No representation, warranty, statement, schedule or information furnished by Sellers to Purchaser in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

          10.    Individual Representations and Warranties of Sellers.    Each of the Sellers, individually, represents and warrants to Purchaser as follows:

            (a)    Power and Authority.    Such Seller has full power and authority to execute and perform this Agreement.

            (b)    Seller Entities.    If such Seller is a corporation, limited partnership, limited liability company, trust or entity (a "Seller Entity"), such Seller Entity is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation or formation. The execution and delivery of this Agreement by such Seller Entity and the performance by it of all of its obligations under this Agreement have been duly authorized prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like, as the case may be. The approval of such Seller Entity's shareholders, limited partners, members, beneficiaries or the like (as the case may be), for it to execute this Agreement and consummate the transaction contemplated hereby is either not required or has been duly given. This Agreement has been duly executed and delivered by it. Neither the execution and delivery of this Agreement by such Seller Entity, nor the consummation by such Seller Entity of the transaction contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of its Certificate or Articles of Incorporation, by-laws, Agreement of Limited Partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be.

            (c)    Conflicts.    Neither the execution and delivery of this Agreement by such Seller, nor the consummation by him or it of the transaction contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which such Seller is a party or by which such Seller is bound. Such Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied Contract, under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the transaction contemplated hereby by such Seller will require a consent, approval, or notice or will result in a breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation or result in a lien on the Shares owned by such Seller.

            (d)    Solvency.    Such Seller is not insolvent, nor has such Seller proposed a compromise or arrangement to his or its creditors generally, filed a petition in bankruptcy, had any petition in bankruptcy filed against him or it, or filed a petition or undertaken any other action or proceeding to be declared bankrupt. The transaction contemplated by this Agreement will not cause such Seller to become insolvent or to be unable to satisfy and pay his or its debts and obligations generally as they come due.

            (e)    Enforceability.    This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

            (f)    Ownership.    Such Seller owns full legal and beneficial title to the number of Shares listed opposite such Seller's name on Exhibit A, free and clear of all Claims, other than agreements between the Company and such Seller which will be terminated as of the Closing.

          11.    Limitation on Warranties.    Except as expressly set forth in Sections 9 and 10, Sellers make no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the assets of the Company or the Subsidiary or the future profitability or future earnings performance of the Company or the

  Subsidiary. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

          12.    Definition of Knowledge.    For the purposes of this Agreement, the knowledge of Sellers shall be deemed to be limited to the knowledge as of the Closing Date which any of Sellers and/or Decker, Mark Ecton, Fernando Bello, Robert Beckmann, Dealy, John Downey, Robert Patterson and Charles M. Allen, actually have or should reasonably be expected to have after conducting the sort of reasonable investigations and inquires into the financial, operational, business, legal and other affairs of the Company and the Subsidiary that a reasonable and prudent person would conduct in support of giving the representations and warranties set forth in Section 9 hereof.

          13.    Closing.    At the Closing:

            (a)   Sellers shall deliver, either directly or through the Stockholders' Committee:

              (i)    to Purchaser:

                (A)  certificates representing all outstanding Shares (including all Shares issued upon exercise of outstanding Options and Warrants), duly endorsed for transfer to Purchaser or with duly executed stock powers attached;

                (B)  evidence that all outstanding and unexercised Options and Warrants, if any, have been validly cancelled;

                (C)  written resignations of each director of the Company and the Subsidiary and each officer of the Company and/or the Subsidiary of which Purchaser notifies the Stockholders' Committee prior to the Closing Date;

                (D)  payout statements, current as of the closing date, from all holders of Indebtedness;

                (E)  with respect to any Seller for which its Shares represent all or substantially all of the assets of such Seller, (1) a copy, certified by a senior officer (or equivalent) of such Seller, of the resolution of such Seller's board of directors or similar governing body authorizing the sale of such Shares to Purchaser, and (2) if the approval by the shareholders, limited partners, members, beneficiaries or the like (as the case may be) of such sale of the Shares is required by applicable law, the Certificate or Articles of Incorporation, by-laws, Agreement of Limited Partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, a copy, certified by a senior officer (or equivalent) of such Seller, of the resolution of the shareholders, limited partners, members, beneficiaries or the like (as the case may be) giving such approval;

                (F)  the releases required to be delivered by Decker and Dealy under the Decker Employment Agreement and the Dealy Employment Agreement;

                (G)  the Escrow Agreement, duly executed by the Stockholders' Committee on Sellers' behalf and the Escrowee; and

              (ii)   to the Escrowee, the Escrow Agreement, duly executed by Sellers.

            (b)   Purchaser shall deliver:

              (i)    to the Stockholders' Committee, (A) payment of the portion of the Closing Estimate referred to in Section 6(a)(ii), and (B) the Escrow Agreement, duly executed by Purchaser; and

              (ii)   to the Escrowee, (A) the Escrow Deposit, and (B) the Escrow Agreement, duly executed by Purchaser; and

              (iii)  to the Company, funds in an amount sufficient to pay the amounts which are payable by the Company on the Closing Date pursuant to Section 14(d).

            (c)   Sellers, either directly or through the Stockholders' Committee, on the one hand, and Purchaser, on the other hand, shall deliver such incumbency certificates and other documents and instruments, and do such other acts and things, as are reasonably necessary to effectuate the consummation of the transaction contemplated hereby.

          14.    Post-Closing Agreements.    From and after the Closing:

            (a)    Inspection of Records.    Purchaser shall make the books and records (including work papers in the possession of their respective accountants, if permitted by such accountants) of the Company and the Subsidiary available for inspection by the Stockholders' Committee, or by its duly accredited representatives, at reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Company and the Subsidiary occurring prior to and/or relating to the Closing, and the historical (i.e., pre-Closing) financial condition, assets, liabilities, operations and cash flows of the Company and the Subsidiary, provided that the Stockholders' Committee (or its representatives) may only have such access and may only use such books and records for (i) accounting and Tax reporting matters (including responding to inquiries or audits of any Taxing Authority), or (ii) defending or prosecuting litigation relating to the Company, the Subsidiary or the Business to which one or more Sellers is a party. As used in this Section 14(a), the right of inspection includes the right to make extracts or copies.

            (b)    Agreement to Defend and Indemnify.

              (i)    Purchaser shall cause the Company and the Subsidiary to indemnify and hold harmless each present and former director, officer, employee and agent of the Company and each present or former director, officer, employee, agent or trustee of any Benefit Plan (individually, an "Indemnified Employee," and collectively, the "Indemnified Employees") against any losses, claims, damages, liabilities, costs, expenses (including, without limitation, reasonable attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (any of which, an "Indemnified Employee Liability"), arising out of or pertaining to any action or omission occurring prior to the Closing Date (including, without limitation, any which arise out of or relate to the transaction contemplated by this Agreement), whether asserted or commenced prior to or after the Closing Date, to the full extent permitted under the Delaware General Corporation Law (in the case of indemnification by the Subsidiary) and the Illinois Business Corporation Act of 1983 (in the case of indemnification by the Company), as such rights to indemnification may be expanded subsequent to the Closing Date under said laws, but subject to the terms of, and limitations set forth in, the Company's and the Subsidiary's respective Certificate or Articles of Incorporation and by-laws as currently in effect on the date hereof. Purchaser acknowledges and accepts as contract rights (and agrees to cause the Company and the Subsidiary to honor in accordance with their terms) the provisions of the Company's and the Subsidiary's respective Certificate or Articles of Incorporation and/or by-laws as in effect on the date hereof with respect to indemnification of Indemnified Employees (including provisions relating to contributions, advancement of expenses and the like) and agrees that such provisions shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Employees to indemnification (including with respect to contribution, advancement of expenses and the like). Purchaser shall cause the Company or the Subsidiary to advance expenses (including attorneys' fees) to each such Indemnified Employee to the full extent permitted by law in effect from time to time, subject to the terms of, and limitations set forth in, the Company's and the Subsidiary's respective Certificate or Articles of Incorporation and/or by-laws as in effect on the date hereof.

              (ii)   Notwithstanding anything set forth in subparagraph (b)(i) above, Purchaser shall not be required to cause the Company or the Subsidiary, and neither the Company nor the Subsidiary shall be required, to indemnify or hold harmless any Indemnified Employee in respect of any Indemnified Employee Liability where the act or omission of the applicable Indemnified Employee in respect of which such Indemnified Employee Liability arose would be direct grounds, or could reasonably lead to an event constituting grounds, for indemnification by Sellers pursuant to any provision of Section 15, notwithstanding the expiration of any applicable time period for the making of a claim for such indemnification.

              (iii)  Each Seller, for itself, its Affiliates and its and their respective heirs, executors, personal representatives, successors and assigns (as applicable), hereby waives, releases, remises and forever discharges the Company, the Subsidiary and each Indemnified Employee (collectively, the "Seller Releasees") from and against any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any Affiliate thereof or any heir, executor, personal representative, successor or assign thereof now has, has ever had or may hereafter have against the respective Seller Releasees (or any of them) arising prior to the Closing Date or on account of or arising out of any matter, cause, event or circumstance occurring prior to the Closing Date; provided, however, that such release shall have no effect with respect to any right of such Seller to indemnification or reimbursement from the Company or the Subsidiary, whether pursuant to the respective organizational documents of the Company or the Subsidiary, any contract or otherwise and whether or not relating to claims pending on or before, or asserted after, the Closing Date.

            (c)    Non-Competition; Non-Solicitation; Confidentiality.    In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each of the Sellers, other than the Mass Mutual Entities, hereby individually covenants and agrees as follows:

              (i)    from and after the Closing and until the third anniversary of the Closing Date (except that (A) if such time period is determined or declared by a court of competent jurisdiction to be illegal, unenforceable, invalid, contrary to public policy, void or voidable under any applicable law, and (B) if required by such court of competent jurisdiction in order for this subparagraph (i) to remain valid and enforceable against such Seller, such time period shall be reduced to expire on the second anniversary of the Closing Date, or if required by such court of competent jurisdiction in order for this subparagraph (i) to remain valid and enforceable against such Seller, such time period shall be reduced to expire on the first anniversary of the Closing Date), such Seller shall not, nor shall it cause any Person (including, without limitation, any Affiliate or any director, officer, employee or agent of such Seller or any such Affiliate) to, directly or indirectly, as a partner, stockholder, proprietor, director, officer, manager, member, consultant, joint venturer, investor or in any other capacity:

                (A)  engage in, own, manage, operate or control, provide consulting services to, or participate in the ownership, management, operation or control of or provision of consulting services to, any business or entity which engages anywhere in North America (except that (1) if such geographic scope is determined or declared by a court of competent jurisdiction to be illegal, unenforceable, invalid, contrary to public policy, void or voidable under any applicable law, and (2) if required by such court of competent jurisdiction in order for this subparagraph (A) to remain valid and enforceable against such Seller, such geographic scope shall be reduced to the United States of America, or if required by such court of competent jurisdiction in order for this subparagraph (A) to remain valid and enforceable against such Seller, such geographic scope shall be reduced to the State of Illinois, or if required by such court of competent jurisdiction or arbitrator in order for this subparagraph (A) to remain valid and enforceable against such Seller, such geographic scope shall be reduced to a range of fifty (50) miles around the city limits of Glendale Heights, Illinois, in any business which competes with the Business; provided, however, that nothing herein shall prohibit such Seller and its Affiliates from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither such Seller nor any of its Affiliates participates in any way in the management, operation or control of such entity; and

                (B)  hire or solicit to perform services (as an officer, employee, consultant or otherwise) any Persons who are or, within the six (6) month period immediately preceding such Seller's or such Affiliates action were, employees of the Company or either Subsidiary or take any actions which are intended to persuade any employee of the Company or either Subsidiary to terminate his or her association with the Company or either Subsidiary; provided, however, that (x) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this subparagraph (B) and (y) this subparagraph shall not apply with respect to the hiring or solicitation of employment of Decker or Dealy by any such Seller (but, in such event, subject to the noncompetition provisions of paragraph (A) above and the Dealy Agreement (in the case of Dealy) and the noncompetition provisions of the Decker Agreement (in the case of Decker); or

                (C)  call on or solicit for purposes of diverting or taking away from the Company or the Subsidiary any Person that is a customer of or material supplier to the Company or the Subsidiary, or who was actively solicited as a potential customer of the Company or the Subsidiary during the one year period ending on the Closing Date, for the sale or purchase of products or services of the type then supplied by the Business, or induce or attempt to induce any customer, supplier, licensor, licensee or other Person to cease conducting business with the Company or the Subsidiary or in any way intentionally interfere with the relationship between any such customer, supplier, licensor, licensee or other Person and the Company or the Subsidiary; and

              (ii)   from and after the Closing, such Seller shall, and shall cause its Affiliates and its and their directors, officers, employees and agents to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person (other than as permitted by paragraph (a)), any information regarding the Company, the Subsidiary or the Business. The obligation of such Seller under this subparagraph (ii) shall not apply to information which (i) such Seller can demonstrate is generally known to the public other than as a result of the breach of this Agreement or any other agreement pursuant to which such Seller or any other Person owes any duty of confidentiality to the Company, the Subsidiary or Purchaser; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, such Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

              (iii)  Such Seller hereby acknowledges and agrees that (A) the provisions of subparagraphs (i) and (ii) of this Section 14(c) are reasonable and necessary to protect the legitimate business interests of Purchaser, (B) Purchaser would not have entered into this Agreement without such Seller providing the covenants contained in subparagraphs (i) and (ii) of this Section 14(c), (C) the violation of any covenant contained in such subparagraphs would result in irreparable injury to Purchaser (direct or indirect), the exact amount of which would be difficult to ascertain or estimate, and (D) the remedies at law for any such violation would not be reasonable or adequate compensation to Purchaser for such a violation. Accordingly, notwithstanding any other provision of this Agreement, such Seller agrees that if it violates any covenant or agreement given or made by it under subparagraph (i) or (ii) of this Section 14(c), then, in addition to any other remedy which may be available to Purchaser at law or in equity (including, without limitation, indemnification under Section 15), Purchaser will be entitled to specific performance and injunctive relief in addition to all other legal and equitable rights and remedies, which Purchaser may seek to obtain through any court of competent jurisdiction.

            (d)    Payment of Decker Amount, Dealy Amount and Indebtedness.    Purchaser shall cause the Subsidiary to pay the Decker Amount and the Dealy Amount at the time set forth, and in the manner provided, in the Decker Agreement and the Dealy Agreement, respectively. The Decker Amount and the Dealy Amount shall each be subject to Tax withholding as required by law. Purchaser shall cause the Subsidiary to pay the Indebtedness in full on the Closing Date.

            (e)    Income Tax Matters.    This paragraph(e) shall apply for the purposes of United States federal income Tax law. To the extent permitted by law, the principles of this paragraph (e) shall also apply for the purposes of state, local, foreign and other income Tax laws. The parties shall take all steps, and do all acts and things, as are or may be necessary or appropriate to implement the provisions and effectuate the purposes and intents of this paragraph (e): Accordingly, the parties agree as follows:

              (i)    the taxable year of the Company and the Subsidiary shall end on the Closing Date at the end thereof. Pursuant to 26 C.F.R. ("Reg.") §1.1502-76(b)(1)(ii)(B)(4), Reg. §1.1502-76(b)(1)(ii)(B) (the next day rule) shall not be applicable to the payment of the estimated Decker Amount, the payment of the Dealy Amount and the exercise of the Options, all of which the parties agree are prearranged transactions; rather, the deductions therefor shall be reported, to the extent allowable, in the taxable year of the Company and the Subsidiary ending on the Closing Date;

              (ii)   except as contemplated by this Agreement, there shall be no transactions on the Closing Date after the Closing, except in the ordinary course of business;

              (iii)  the items in the taxable year of the Company and/or the Subsidiary ending on the Closing Date shall be determined under a closing-of-the-books method, and no ratable or other yearly, monthly or other elective allocation method under Reg. §1.1502-76(b)(2) or otherwise straddling the close of such taxable year shall apply;

              (iv)  for all taxable years of the Company and the Subsidiary ending on or before, or including, the Closing Date, the Company and the Subsidiary shall file all Returns (which have not been filed on or prior to the Closing Date) and pay all income Taxes (which have not been paid on or prior to the Closing Date) as required by and in accordance with law. Purchaser shall cause the Company and the Subsidiary to vest in the Stockholders' Committee the primary authority to act on behalf of the Company and the Subsidiary with respect to the filing of such Returns, the payment of such Taxes, and the dealing with taxing authorities with respect thereto and with respect to all matters relating to such taxable years (including Tax refunds) and shall provide to the Stockholders' Committee such resources, and such use of the services of personnel, as are required or reasonably appropriate with respect to the foregoing and shall so provide the same in a timely manner and in sufficient amounts; provided, however, that Purchaser's independent public accountants shall be kept fully informed with respect to all matters relating to the preparing and filing of such Returns and such dealings with Taxing Authorities, and the Stockholders' Committee shall not take any action that, in the reasonable opinion of Purchaser's accountants, shall be contrary to any Laws or that is reasonably likely to adversely affect the Company and the Subsidiary (taken as a whole) without the prior consent of Purchaser (which shall not unreasonably be withheld).

            (f)    Edson Partners II, L.P.    For a period of two years following the Closing Date, Edson Partners II, L.P. ("Edson II"), one of the Sellers, individually agrees that (x) it will not dissolve, and (y) that it will retain funds which (when taken together with its share of the Escrow Deposit and the holdback by the Stockholders' Committee referred to in Section 20(d)) will be sufficient to enable it to satisfy any liability it may have to Purchaser and the other Purchaser Indemnitees hereunder.

            (g)    Wenglor Heads.    To the extent the Wenglor Heads shall not have been sold in their entirety, or all or some shall have been sold for less than the cost thereof, during the period running from the date hereof through the date which is eighteen months following the Closing Date, Sellers shall pay to Purchaser (x) with respect to Wenglor Heads which have been sold, the aggregate amount (if any) by which the cost of such Wenglor Heads exceeds the sales proceeds thereof; plus (y) the aggregate cost of all then unsold Wenglor Heads.

            (h)    Further Assurances.    The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

          15.    Sellers' Indemnification Obligations.    Subject to the provisions of Section 16, Sellers shall indemnify, save and keep Purchaser, its Affiliates, and its and their officers, directors, managers, employees, agents, successors and assigns (each a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") harmless against and from all Damages (as herein defined) sustained or incurred by any Purchaser Indemnitee (whether or not involving a Third Party Claim, as herein defined), as a result of or arising out of or by virtue of:

            (a)   any inaccuracy in or breach of any representation and warranty made by Sellers to Purchaser herein or in any closing document delivered to Purchaser in connection herewith; provided, however, that in the case of an inaccuracy or breach of any of the representations and warranties contained in Section 10, only the Seller whose representation and warranty was inaccurate or breached shall have an obligation of indemnification under this Section 15(a);

            (b)   the breach by any Seller or the Stockholders' Committee of, or failure of any Seller or the Stockholders' Committee to comply with any of the covenants or obligations under this Agreement to be performed by Sellers or the Stockholders' Committee; provided, however, that in the case of a breach of Section 14(c), only the Seller in breach of such section shall have an obligation of indemnification under this Section 15(b);

            (c)   any liability of Purchaser, the Company or either Subsidiary for the payment of any Tax accrued and unpaid for any period up to and including the date immediately preceding the Closing Date, regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement (including the Disclosure Schedule) with respect to such matters;

            (d)   any liability with respect to environmental health and safety arising (before, on or after the Closing Date) out of or relating to (i) the ownership or operation by the Company or the Subsidiary at any time prior to the Closing Date of any property (whether real, personal, or mixed and whether tangible or intangible) or of any business of the Company or the Subsidiary, or (ii) any Hazardous Substances that were, or allegedly were, at any time before the Closing Date, present on, at or in any such property of the Company or the Subsidiary by reason of the acts or omissions of the Company or the Subsidiary, or otherwise handled by the Company or the Subsidiary or any other Person for whose conduct the Company or the Subsidiary are or may be held responsible, regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement (including the Disclosure Schedule) with respect to such matters;

            (e)   any bodily injury (including illness, disability or death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property) or other damage of or to any Person, including any employee or former employee of the Company or the Subsidiary or any other Person for whose conduct the Company or either Subsidiary are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity (as herein defined) conducted by any Person with respect to the business of the Company or either Subsidiary prior to the Closing Date or from any Hazardous Substance that was (i) present on or before the Closing Date on, at or in any property (whether real or personal) owned, leased, occupied or used by the Company or either Subsidiary prior to the Closing Date by reason of the acts or omissions of the Company or the Subsidiary, or (ii) Released or allegedly Released by the Company or the Subsidiary from any such property at any time prior to the Closing Date, in any such case regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement (including the Disclosure Schedule) with respect to such matters. As used herein, "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Substance in, on, under, about or from any of the real properties owned, leased, occupied or used by the Company or the Subsidiary into the environment;

            (f)    any indemnification claim either made or pending against the Company or the Subsidiary by any Indemnified Employee on or after the Closing Date in respect of an Indemnified Employee Liability where the act or omission of such Indemnified Employee in respect of which such Indemnified Employee Liability arose would be direct grounds, or could reasonably lead to an event constituting grounds, for indemnification by Sellers pursuant to any other provision of this Section 15, notwithstanding the expiration of any applicable time period for the making of a claim for such indemnification;

            (g)   any liability in respect of or in connection with (i) the business, assets, liabilities or operations of the Subsidiary's former B + K Precision Products division, or (ii) the 1996 sale by the Subsidiary to G.E.M. Illinois, Inc. of the assets and business of such division, including, without limitation, any indemnity given by the Subsidiary to G.E.M. Illinois, Inc. in connection with such sale;

            (h)   any product or component thereof manufactured by or shipped, or any service provided by, the Company or the Subsidiary, in whole or in part, prior to the Closing Date, including, without limitation the direct costs (i.e., material, labor and freight out) incurred by the Company in honoring any warranty claim with respect thereto that is not covered by the warranty reserve taken by the Company or the Subsidiary in the Closing Balance Sheet and taken into account in the computation of Working Capital and further including, without limitation, any claim or action referred to in Section 9(dd) of the Disclosure Schedule where the Damages arising therefrom or related thereto exceed the reserve (if any) taken by the Company or the Subsidiary on the Closing Balance Sheet and taken into account in the Computation of Working Capital, in any such case, regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement (including the Disclosure Schedule) with respect to such matters; and/or

            (i)    any liability for Company or Subsidiary employee-related claims arising out of the wrongful or unlawful conduct of the Company or the Subsidiary, where such liability arose or accrued prior to the Closing Date or, in any case where a claim is first made or a liability first accrues on or after the Closing Date, where the factual circumstances giving rise to such claim or liability occurred prior to the Closing Date, regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement (including the Disclosure Schedule) with respect to such matters.

  As used in this Agreement, (x) the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, amounts paid in settlement of Third Party Claims, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim, and (y) "Third-Party Claim" shall mean any claim, complaint, action or proceeding made or undertaken against the Company, the Subsidiary, any Purchaser Indemnitee or Seller Indemnitee by a Person that is not a Purchaser Indemnitee or Seller Indemnitee.

          16.    Limitation on Sellers' Indemnification Obligations.    Sellers' obligations pursuant to the provisions of Section 15 are subject to the following limitations:

            (a)   the Purchaser Indemnitees shall not be entitled to recover under Sections 15(a), (c), (d), (e), (g), or (i) until the total amount which the Purchaser Indemnitees would recover under such Sections, but for this Section 16(a), exceeds $50,000 (the "Deductible"), and then the Purchaser Indemnitees shall be entitled to recover only for the excess over the Deductible. Notwithstanding the foregoing, for the sole purpose of determining whether the Deductible has been satisfied, all references in Section 9 to materiality or Material Adverse Effect shall be disregarded;

            (b)   the Purchaser Indemnitees shall not be entitled to recover pursuant to Sections 15(a) with respect to a breach of or inaccuracy in any of Sections 9(h), (i), (y), (z), (aa) or (ee) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or claim for indemnification under such section, delivered to the Stockholders' Committee on or prior to the expiration of 18 full calendar months following the Closing Date. The Purchaser Indemnitees shall not be entitled to recover (x) pursuant to Section 15(a) with respect to the remaining paragraphs of Section 9 (other than with respect to a breach of any of Sections 9(a), (b), (c), (d), (e), (g), (j), (m) or (u)) or (y) pursuant to Section 15 (g), (h) or (i) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or claim for indemnification under such section, delivered to the Stockholders' Committee on or prior to the second anniversary of the Closing Date. The Purchaser Indemnitees shall not be entitled to recover pursuant to Sections 15(a) with respect to a breach of Section 9(m) or pursuant to Section 15(c) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or claim for indemnification under such section, delivered to the Stockholders' Committee on or prior to the expiration of the applicable statute of limitations with respect to Taxes. The Purchaser Indemnitees shall not be entitled to recover pursuant to Sections 15(a) with respect to a breach of Section 9(u) or pursuant to Section 15(d) or (e) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or claim for indemnification under such sections, is delivered to the Stockholders' Committee on or prior to the expiration of the fourth anniversary of the Closing Date;

            (c)   the Purchaser Indemnitees shall not be entitled to recover under Section 15:

              (i)    with respect to: (A) consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Company and/or the Subsidiary, damages computed or a multiple of earnings or similar basis, and punitive damages;

              (ii)   to the extent: (A) the aggregate claims under Section 15(a), (c), (d), (e), (g), (h) and (i) of the Purchaser Indemnitees and paid by Sellers exceed $1,500,000; or (B) the matter in question, taken together with all similar matters, does not exceed the amount of any reserves or accruals established with respect thereto which are reflected in the Closing Balance Sheet and taken into account in the calculation of Working Capital;

            (d)   no Seller shall be liable to Purchaser for indemnification with respect to any claim of Purchaser which is indemnifiable hereunder in an amount which exceeds such Seller's pro rata portion of the aggregate amount of such claim (such pro rata portion being computed on the basis of the ratio of the total number of Shares owned by such Seller immediately prior to the Closing to the total number of Shares then outstanding). Notwithstanding the preceding sentence, (x) in the event a representation and warranty of a Seller pursuant to Section 10 shall be incorrect, or in the event a Seller shall violate Section 14(c), only that Seller shall have an obligation of indemnification pursuant to Section 15, and (y) Edson II agrees that it will not dissolve except (i) in accordance with Section 14(f) and (ii) unless, in connection with such dissolution, its partners agree to be jointly and severally liable for any remaining obligations of Edson II under this Agreement;

            (e)   Sellers shall have no obligation of indemnification under Section 15(h) to the extent the Damages which are the substance of such indemnification claim (x) are covered by insurance presently or heretofore maintained by the Company or the Subsidiary (excluding deductibles), and (y) the insurer under such insurance policy shall have assumed the defense of such matter. Purchaser's remedy for a breach of an inaccuracy in the representations and warranty contained in Section 9(dd)(i) shall be indemnification pursuant to Section 15(h).

          17.    Purchaser's Indemnification Covenants.    Subject to the provisions of Section 18, Purchaser shall indemnity, save and keep Sellers and their respective officers, directors, managers, employees, agents, successors and assigns ("Seller Indemnitees"), harmless against and from all Damages sustained or incurred by any Seller Indemnitee, whether or not involving a Third Party Claim against such Seller Indemnitee, as a result of or arising out of or by virtue of:

            (a)   any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein or in any closing document delivered to Sellers in connection herewith; and/or

            (b)   any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser.

          18.    Limitation on Purchaser's Indemnification Obligations.    Purchaser's obligations pursuant to the provisions of Section 18 are subject to the following limitations:

            (a)   the Seller Indemnitees shall not be entitled to recover under Section 17(a) until the total amount which the Seller Indemnitees would recover under such Sections, but for this Section 18(a), exceeds the Deductible, and then the Seller Indemnitees shall be entitled to recover only for the excess over the Deductible;

            (b)   no Seller Indemnitee may make any claim for indirect, special or consequential damages, damages consisting of business interruption or lost profits or punitive damages; and

            (c)   Purchaser's aggregate liability for indemnification claims made under Section 17(a) shall not exceed $1,500,000 (with such aggregate liability being based on amounts actually paid by Purchaser pursuant to Section 17(a)).

          19.    Third-Party Claim Procedures.

            (a)   Promptly after receipt by a Seller Indemnitee or a Purchaser Indemnitee, as the case may be (an "Indemnitee") of notice of the assertion of a Third-Party Claim against it, such Indemnitee shall give prompt notice to the Person(s) obligated to indemnify such Indemnitee under Section 15 or 17, as the case may be (each, an "Indemnitor") of the assertion of such Third-Party Claim, provided that the failure to so notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to such Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim was prejudiced by the Indemnitee's failure to give such prompt notice.

            (b)   If an Indemnitee gives notice to an Indemnitor pursuant to paragraph (a) of the assertion of a Third-Party Claim, the Indemnitor shall be entitled to participate in the defense of such Third-Party Claim (at its sole cost) and, subject to paragraph (c) below, to assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnitee under Section 15 or 17 (as applicable) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of, and subject to, indemnification as provided herein, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnitor or shall be binding on the Indemnitee without the Indemnitee's consent (not to be unreasonably withheld), unless (A) there is no finding or admission of any violation of law or of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor. If notice is given to an Indemnitor of the assertion of any Third-Party Claim and the Indemnitor does not, within ten (10) Business Days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitee will be entitled, to the Indemnitor's exclusion and at the Indemnitor's cost, to fully assume the defense of such Third-Party Claim, and the Indemnitor will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnitee in respect thereof.

            (c)   Notwithstanding the foregoing, the Indemnitee may require that the Indemnitor not assume or maintain control of, or actively participate in (in which case, the Indemnitor shall not assume, maintain control of or actively participate in) the defense, of a Third Party Claim against the Indemnitee if (i) the Indemnitor is also a Person against whom the Third-Party Claim is made and the Indemnitee determines in good faith that joint representation of the Indemnitor and Indemnitee would be inappropriate, (ii) the Indemnitee requests, and the Indemnitor fails to provide, reasonable assurance to the Indemnitee of the Indemnitor's financial capacity to defend such Third-Party Claim and to provide indemnification with respect thereto, or (iii) the Indemnitee determines in good faith that there is a reasonable probability that the Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement. In any of these events, the Indemnitee may, by written notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnitor will not be bound by any compromise or settlement of such Third-Party Claim for the purposes of this Agreement without its consent (not to be unreasonably withheld) to such compromise or settlement.

            (d)   Sellers and Purchaser hereby consent to the nonexclusive jurisdiction of any court in which an action or proceeding in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that an Indemnitee may have under this Agreement with respect to such action or proceeding or the matters alleged therein, and agree that process may be served on any Indemnitor with respect to such a claim anywhere in the world.

            (e)   With respect to any Third-Party Claim subject to indemnification under Section 15 or 17, (i) the Indemnitee(s) and the Indemnitor(s), as the case may be, shall keep the other(s) fully informed of the status of such Third-Party Claim and any related actions or proceedings at all stages thereof, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

            (f)    With respect to any Third-Party Claim subject to indemnification under Section 15 or 17, the parties agree to cooperate in such a manner as to preserve to the greatest extent possible the confidentiality of all confidential and proprietary information of the parties and the attorney-client and work-product privileges as between the parties and their respective legal advisors. In connection therewith, each Party agrees that: (i) it will use all reasonable efforts in respect of any Third-Party Claim in which it assumes or participates in the defense to avoid production of confidential and proprietary information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the greatest extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

          20.    Set-Off and Recovery from Escrow.

            (a)   Sellers may set off the amount of any valid claim for indemnification made by any Seller Indemnified Party under Section 17 against any amounts payable by Sellers to Purchaser under Section 3 and/or Section 15.

            (b)   Purchaser may set off the amount of any valid claim for indemnification made by any Purchaser Indemnified Party under Section 15, against any amount payable by Purchaser to Sellers under Section 3 and/or Section 17. Purchaser may also set off the amount of any valid claim for indemnification made by any Purchaser Indemnified Party against a particular Seller under Section 15 (with respect to such Seller's breach of either Section 10 or Section 14(c)) against any amount payable by Purchaser to the same Seller (or its successors or assigns) under Section 3 or Section 17.

            (c)   The indemnification obligations of Sellers pursuant to Section 15 shall first be satisfied from the Escrow Deposit until the Escrow Deposit has been exhausted in accordance with the terms of the Escrow Agreement. The amount of any such recovery by Purchaser from the Escrow Deposit will correspondingly reduce by the same amount Sellers' liability under Section 15 for the indemnification claim in respect of which such recovery is made.

            (d)   Sellers shall have direct liability for indemnification under Section 15 only to the extent that the amount of any indemnification claim made under Section 15 exceeds the balance of the Escrow Deposit. To provide a fund for the payment of any such liability, Sellers shall cause the Stockholders' Committee to retain, on behalf of the Sellers, a fund of not less than $500,000. In the event no claim for indemnification by the Purchaser Indemnitees shall be pending on the second anniversary of the Closing Date, the Stockholders' Committee may disburse such sum thereafter to Sellers. If a claim for indemnification shall then be pending, and such claim (taken together with the amount of the Escrow Deposit then on deposit with the Escrowee) is less than the amount being held back by the Stockholders' Committee, the Stockholders' Committee may distribute the surplus to the Sellers.

          21.    Indemnification Exclusive Remedy.    Except for fraudulent misrepresentations, indemnification pursuant to the provisions of Section 15 or 17 shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, except for any claim of fraudulent misrepresentation, no legal action sounding in tort or strict liability may be maintained by any party.

          22.    Appointment of Stockholders' Committee.    Each of Sellers hereby irrevocably constitutes and appoints the Accountants (represented by Charles M. Allen) and David L. Babson & Company Inc. (represented by Michael Klofas) (collectively, the "Stockholders' Committee"), as such Seller's attorneys-in-fact and agents in connection with the execution and performance of this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of Sellers. The rights, powers and duties of the Stockholders' Committee are as follows:

            (a)    Authority.    Each of Sellers hereby irrevocably grants the Stockholders' Committee full power and authority to: (i) execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by the Stockholders' Committee, in their sole discretion, to be appropriate to consummate this Agreement; (ii) endorse and to deliver on behalf of such Seller, certificates representing the Shares to be sold by such Seller at the Closing; (iii) acknowledge receipt at the Closing of the Purchase Price for each Share sold by such Seller at the Closing, as payment in full for such Shares, and to designate the manner of payment of such Purchase Price; (iv) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement; (v) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement;

    (vi) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Stockholders' Committee, in their sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (viii) enforce, on behalf of such Seller, any claim against Purchaser arising under this Agreement; (ix) engage attorneys, accountants and agents at the expense of Sellers; (x) retain a portion of the Purchase Price as a fund for the payment of expenses payable by the Sellers pursuant to the provisions hereof, adjustments to the Purchase Price, and potential claims for indemnification by Purchaser, and to invest such retained portion for the benefit of the Sellers; (xi) amend this Agreement (other than this Section 22) or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement; and (xii) give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Stockholders' Committee deems, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement. Purchaser shall at all times be entitled to treat the statements and actions (including non-actions) of the Stockholders' Committee (including any representative thereof), to the extent falling within its authority under this paragraph (a)), as the statements and actions of any and all Sellers, and Purchaser shall have no duty or obligation to independently verify or confirm with any Seller, any member of the Stockholders' Committee or any other Person the accuracy, truthfulness or validity of any statement or action (including non-action) of the Stockholders' Committee or the authority of the Stockholders' Committee (or any representative thereof) to make or take such statement or action (or non-action).

            (b)    Reliance.    Each Seller hereby agrees that: (i) in all matters in which action by the Stockholders' Committee is required or permitted, a majority of the members of the Stockholders' Committee is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, among the members of the Stockholders' Committee, or between any Seller and the Stockholders' Committee, and Purchaser shall be entitled to rely on any and all action taken by the Stockholders' Committee, or a majority of the members thereof, under this Agreement without any liability to, or obligation to inquire of, any of the Sellers or the other members of the Stockholders' Committee, notwithstanding any knowledge on the part of the Purchaser of any such dispute or disagreement; (ii) notice to any member of the Stockholders' Committee, delivered in the manner provided in Section 23(c), shall be deemed to be notice to all of the members of the Stockholders' Committee and to all Sellers for the purposes of this Agreement; (iii) the power and authority of the Stockholders' Committee, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed; (iv) a majority in interest of Sellers shall have the right, exercisable from time to time upon written notice delivered to the Stockholders' Committee and Purchaser: (A) to remove any member or members of the Stockholders' Committee, with or without cause; (B) to appoint a Seller (or, in the case of a Seller Entity, an officer, employee, partner, accountant or attorney of such Seller Entity) to fill a vacancy caused by the death, resignation or removal of a member of the Stockholders' Committee; and (C) subject to paragraph (c), to expand the number of members of the Stockholders' Committee and to appoint Sellers (or officers, employees, partners, accountants or attorneys as aforesaid) to fill the vacancies created thereby;

            (c)    Replacement.    If any member of the Stockholders' Committee resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to paragraph (b) within thirty (30) days, the Stockholders' Committee shall consist solely of the remaining member of the Stockholders' Committee. If, as a result of such resignation, removal or cessation, there are no remaining members of the Stockholders' Committee and no successor is appointed by a majority in interest of the Sellers within thirty (30) days, then Purchaser shall have the right to appoint a Seller or an officer, employee, partner, accountant or attorney as aforesaid, to act as the sole member of the Stockholders' Committee, to serve as described in this Agreement. Notwithstanding anything to the contrary contained in this Section 22, there shall at no time be more than two members of the Stockholders' Committee.

            (d)    Actions by Sellers.    Each Seller agrees that, notwithstanding the foregoing, at the request of Purchaser, such Seller shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including, without limitation, delivery of such Seller's Shares and acceptance of the Purchase Price therefor) individually on such Seller's own behalf, and delivery of any other documents required of Sellers pursuant to the terms hereof.

            (e)    Indemnification of Purchaser Indemnitees.    Sellers, jointly and severally, shall indemnify the Purchaser Indemnitees against, and agree to hold the Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Section 22, or the designation, appointment and actions of the Stockholders' Committee pursuant to the provisions hereof, including without limitation, with respect to (x) actions taken by the Stockholders' Committee or any member thereof, and (y) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholders' Committee.

            (f)    Indemnification of Stockholders' Committee.    Each Seller shall severally indemnify each member of the Stockholders' Committee against any Damages (except such Damages as result from such member's gross negligence or willful misconduct) that such member may suffer or incur in connection with any action or omission of such member as a member of the Stockholders' Committee. Each Seller shall bear its pro-rata portion of such Damages. No member of the Stockholders' Committee shall be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Stockholders' Committee pursuant to this Section 22, except for such member's gross negligence or willful misconduct.

          23.    Miscellaneous

            (a)    Fees.    Sellers shall pay all fees and expenses charged by BMO Nesbitt Burns, Inc.

            (b)    Publicity.    Except as otherwise required by law (including without limitation the Securities Exchange Act of 1934, as amended) or applicable New York Stock Exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Stockholders' Committee and Purchaser (and in any event, the Stockholders' Committee and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or New York Stock Exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.

            (c)    Notices.    All notices required or permitted to be given hereunder shall be in writing and delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail, registered or certified mail, return receipt requested, postage prepaid. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

    If to Sellers or the Stockholders' Committee:

      c/o Crowe, Chizek & Company, LLP
      One Mid America Plaza
      Suite 700
      Oak Brook, Illinois 60101
      Attention: Charles M. Allen
      Fax: (630) 574-1609

    with a copy to:

      Altheimer & Gray
      10 South Wacker Drive
      Suite 4000
      Chicago, Illinois 60606
      Attention: David W. Schoenberg
      Fax: (312) 715-4800

    If to Purchaser:

      Magnetek, Inc.
      26 Century Boulevard
      Suite 600
      Nashville, TN 37214
      Attention: John P. Colling, Jr.
      Fax: (615) 316-5192

      and to

      Magnetek, Inc.
      10900 Wilshire Boulevard
      Suite 850
      Los Angeles, CA 90024
      Attention: Tina McKnight
      Fax:(310) 208-6133

      with a copy to:

      Snell & Wilmer, LLP
      One Arizona Center
      400 E. Van Buren
      Phoenix, AZ 85004
      Attention: Matthew P. Feeney
      Fax: (602) 382-6070

    and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 23(c).

          (d)    Expenses; Transfer Taxes.    Except as otherwise provided herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses. Without limiting the generality of the immediately preceding sentence, any of such fees and expenses incurred by Sellers, whether before or after the date hereof, may not be paid by, or out of the assets of, the Company or the Subsidiary. Each party hereto will be liable for, and will timely pay, any and all

  Taxes to which it is subject under applicable federal, state, local and foreign laws in connection with the transaction contemplated hereby.

          (e)    Entire Agreement.    This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into and made a part of this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Each item of disclosure in the Disclosure Schedule shall correspond only to the particular paragraph or subparagraph of Section 9 hereof to which such item of disclosure is expressly stated to refer. The inclusion in any part of the Disclosure Schedule of any item of disclosure in respect of a particular paragraph or subparagraph of Section 9 hereof shall not, nor shall it be deemed to, constitute disclosure for purposes of any other part of the Disclosure Schedule unless specific reference to such item of disclosure is made in each applicable portion of the Disclosure Schedule. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Subject to the limitations on indemnification set forth in Sections 16 and 18, the representations, warranties, covenants and obligations of the parties hereto in this Agreement will survive the Closing and continue in full force and effect, regardless of any investigation conducted by the party to which such representation, warranty, covenant or obligation was given (including such party's representatives) or any knowledge acquired (or capable of being acquired) by such party (or its representatives) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. Purchaser acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company or the Subsidiary (including, without limitation, the contents of the confidential offering memorandum circulated by BMO Nesbitt Burns, Inc.) on their properties, business or assets have not been prepared in accordance with GAAP or standards applicable under the Securities Act of 1933, as amended, and such estimates, and the estimates reflected in the Financial Statements and the Interim Financial Statements, reflect numerous assumptions, and are subject to material risks and uncertainties.

          (f)    Non-Waiver.    The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

          (g)    Counterparts.    This Agreement may be executed in multiple counterparts and delivered in original form or by electronic facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument. This Agreement will become effective when each party hereto, or its counsel, has received a counterpart hereof signed by each other party hereto.

          (h)    Severability.    If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or arbitrator or under any applicable law, the parties hereto will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement. If any provision of Section 14(c)

  hereof is found by any court of competent jurisdiction or arbitrator to exceed the temporal, geographic or occupational limits permitted by any applicable law, such provision shall be, and is hereby, reformed to the maximum temporal, geographic and/or occupational limitations permitted by such applicable law. In any event, the invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

          (i)    Applicable Law.    The provisions of Section 14(c) shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois, without reference to choice or conflicts of law rules. All other provisions of this Agreement and any other agreement, instrument or document delivered at Closing in connection with the transaction contemplated hereby shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware, without reference to choice or conflicts of law rules.

          (j)    Binding Effect; Benefit.    This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights, except that the Indemnified Employees shall be third party beneficiaries of Section 14(b), the Stockholders' Committee shall be third party beneficiaries of Section 22(f), the Purchaser Indemnitees (other than Purchaser) shall be third party beneficiaries of Sections 15, and 22(e), and the Seller Indemnitees (other than Sellers) shall be third party beneficiaries of Section 17.

          (k)    Assignability.    This Agreement shall not be assignable by any Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Stockholders' Committee; provided, however, that Purchaser may assign this Agreement to a wholly-owned subsidiary without such consent if Purchaser remains liable for its covenants and obligations hereunder.

          (l)    Governmental Reporting.    Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

          (m)    Waiver of Trial by Jury.    Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

          (n)    Consent to Jurisdiction.    This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois. Sellers and Purchaser each agree to the nonexclusive jurisdiction of any state or Federal court within the City of Chicago, Illinois or the City of Los Angeles, California, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 23(c), and service so made shall be deemed to be completed when received. Sellers and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Sellers or Purchaser to serve legal process in any other manner permitted by law.

          (o)    Amendments.    This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

          (p)    Dates and Times.    Dates and times set forth in this Agreement for the performance of the parties' respective duties and obligations will be strictly construed, time being of the essence of this Agreement.

          (q)    Headings; Section References; Interpretation.    The headings contained in this Agreement are for convenience of reference only and, shall not affect the meaning or interpretation of this Agreement. Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to a "Section", "paragraph" or "subparagraph" followed by a number or letter or combination of the two shall be a reference to the particular Section, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof. The terms "hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Section, paragraph, subparagraph or other subdivision hereof or any Schedule, Exhibit or other attachment hereto. The terms "include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other gender or neuter, as applicable.

          (r)    Table of Definitions.    The following Capitalized terms are defined in the following sections of this Agreement:

DEFINED TERM	SECTION LOCATION
Accountants	9(o)(iii)
Affiliate	8(e)(ii)
Arbitrating Accountant	5(b)
Benefit Plans	9(q)(i)(c)
Business	Recital A
Business Day	4
Cash Equivalents	2(b)
CERCLA	9(u)(i)
Claims	1
Closing	7
Closing Balance Sheet	4
Closing Date	7
Closing Estimate	6(a)
Code	9(m)(i)(C)
Company	Preamble
Control	8(e)(iii)
Damages	15(x)
Dealy	2(f)
Dealy Amount	2(f)
Decker Agreement	2(c)
Decker Amount	2(e)
Deductible	16(a)
Delivery Date	4
Disclosure Schedule	9
Dispute	5(a)
Dispute Notice	5(a)
Dispute Period	5(a)
Edson II	14(f)
Employee Benefit Plan	9(q)(i)(c)
Environmental Claim	9(u)(ii)
Environmental Laws	9(u)(ii)(B)
Environmental Permits	9(u)(ii)(C)
ERISA	9(q)(i)(A)
ERISA Affiliate	9(q)(i)
Escrow Agreement	6(a)(i)

Escrow Deposit	6(a)(i)
Escrowee	6(a)(i)
Facility	9(u)(ii)(D)
Financial Statements	9(h)
GAAP	3
Hazardous Activity	15(e)
Hazardous Substances	9(u)(ii)(D)
Indebtedness	2(d)
Indemnified Employee	14(b)(i)
Indemnified Employee Liability	14(b)(i)
Indemnified Employees	14(b)(i)
Indemnitee	19(a)
Indemnitor	19(a)
Intellectual Property	9(x)(ix)(A)
Intellectual Property Licenses	9(x)(i)(C)
Interim Financial Statement Date	9(h)
Interim Financial Statements	9(h)
IRS	6(c)
Leased Real Property	9(v)
Liabilities	9(i)
Mass Mutual Entities	9(g)(i)
Material Adverse Effect	9(a)
Material Contracts	9(o)(ii)
Offsite Facility	9(u)(ii)(E)
Permits	9(p)
Person	8(e)(i)
Plan	9(q)(i)(A)
Proprietary Software	9(x)(i)(B)
Purchase Price	2
Purchaser	Preamble
Purchaser Indemnitee	15
Purchaser Indemnitees	15
Related Parties	9(cc)
Release	9(u)(ii)(F)
Return	9(m)(i)(B)
Returns	9(m)(i)(B)
Seller	Preamble
Seller Entity	10(b)
Seller Indemnitees	17
Seller Releases	14(b)(iii)
Sellers	Preamble
Shares	Recital A
Software	9(x)(ix)(B)
Stockholders' Committee	22
Subsidiary	Recital A
Tax	9(m)(i)(A)
Tax Savings	2(c)
Taxes	9(m)(i)(A)
Taxing Authority	9(m)(i)(D)
Telemotive Industrial Controls	Recital A
TIC Brazil	9(gg)
Third-Party Claim	15(y)
Title IV Plan	9(q)(i)(c)
Welfare Plan	9(q)(i)(B)
Wenglor Heads	4
Working Capital	3
Working Capital Adjustment	3

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLERS:
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: David L. Babson & Company, Inc., its investment adviser
By:	/s/ MICHAEL L. KLOFAS
Name:	Michael L. Klofas
Title:	Managing Director
MASSMUTUAL CORPORATE INVESTORS
By:	/s/ MICHAEL L. KLOFAS
Name:	Michael L. Klofas
Title:	Vice President

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.
MASSMUTUAL PARTICIPATION INVESTORS
By:	/s/ MICHAEL L. KLOFAS
Name:	Michael L. Klofas
Title:	Vice President

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust's assets and property only shall be bound.
MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED
By: David L. Babson & Company, Inc., under delegated authority from Massachusetts Mutual Life Insurance Company, its investment Manager
By:	/s/ MICHAEL L. KLOFAS
Name:	Michael L. Klofas
Title:	Managing Director

EDSON PARTNERS II, L.P.
By: EHE, Inc., sole general partner
By	/s/ CHARLES M. ALLEN Charles M. Allen, President

PURCHASER:

MAGNETEK, INC.

By:	/s/ JOHN P. COLLING, JR.
Its:	V.P. & TREASURER

EXHIBIT A

STOCKHOLDERS LIST
OF MXT HOLDINGS, INC.

Name of Shareholder	Class of Common Stock	Cert. #	Number of Shares	Date of Issuance	Disposition	Reason for Issuance
Edson Partners II, L.P.	A	A-1	255,208	06/28/95	Outstanding	Original Issue
Massachusetts Mutual Life Insurance Company	B	B-1	49,679.5	06/28/95	Outstanding	Original Issue
Massachusetts Mutual Life Insurance Company	B	B-2	49,679.5	06/28/95	Outstanding	Original Issue
MassMutual Corporate Investors	B	B-3	76,923	06/28/95	Outstanding	Original Issue
MassMutual Participation Investors	B	B-4	38,462	06/28/95	Outstanding	Original Issue
MassMutual Corporate Value Partners Limited (registered in the name of Webell & Co.)	B	B-5	76,923	06/28/95	Cancelled—transferred to Certificate B-6	Original Issue
Gerlach & Co.	B	B-6	76,923	02/15/96	Outstanding	Transferred from Certificate B-5
Massachusetts Mutual Life Insurance Company	B	B-7	23,013	12/02	Outstanding	Exercise of Warrant RW-1
Massachusetts Mutual Life Insurance Company	B	B-8	23,013	12/02	Outstanding	Exercise of Warrant RW-2
MassMutual Corporate Investors	B	B-9	35,633	12/02	Outstanding	Exercise of Warrant RW-3
MassMutual Participation Investors	B	B-10	17,816	12/02	Outstanding	Exercise of Warrant RW-4
Gerlach & Co.	B	B-11	35,633	12/02	Outstanding	Exercise of Warrant RW-5

EXHIBIT B

ALLOCATION OF PURCHASE PRICE

NAME	ALLOCATION
Edson Partners II, L.P.	$607,746.34
Massachusetts Mutual Life Insurance Company	$346,680.22
MassMutual Corporate Investors	$268,051.72
MassMutual Participation Investors	$134,025.86
Gerlach & Co.	$268,051.72
TOTAL	$1,624,555.86

Exhibit C

Working Capital Calculation—September 30, 2002
Dollars in Thousands

CURRENT ASSETS
Accounts Receivable, net	$1,711.5
Inventory, net	1,866.9
Prepaid Expenses	112.7

Total Current Assets	$3,691.2
CURRENT LIABILITIES
Accounts Payable	$437.8
Current Portion of HP Lease	9.9
Accrued Liabilities	426.1

$873.8
Working Capital(1)	$2,817.4

(1)
Equal to non-cash Current Assets less non-debt (except HP Lease) Current Liabilities.

Exhibit D to the Stock Purchase Agreement
Escrow Agreement

EXHIBIT D

ESCROW AGREEMENT

        This ESCROW AGREEMENT (this "Agreement") is made this 30th day of December, 2002 by and among Magnetek, Inc., a Delaware corporation ("Magnetek"), the MXT Holdings, Inc. Stockholders' Committee, represented by Crowe, Chizek & Co. LLP and David L. Babson & Company Inc. (collectively, the "Stockholders' Committee") and Bank One Trust Company, N.A. ("Bank One") as escrow agent. Magnetek, the Stockholders' Committee and Bank One are sometimes referred to herein collectively as the "Parties" and individually as a "Party". All initially capitalized words or terms not otherwise defined in this Agreement have the respective meanings ascribed to them in the Stock Purchase Agreement (as defined below).

R E C I T A L S

        Pursuant to that certain Stock Purchase Agreement made by and among Magnetek and the Sellers dated as of December 30th, 2002 (the "Stock Purchase Agreement"), Magnetek purchased and acquired from the Sellers all of the issued and outstanding stock of MXT Holdings, Inc., an Illinois corporation.

        Pursuant to Section 15 of the Stock Purchase Agreement, the Sellers have agreed to indemnify Magnetek for damages, losses and other liabilities arising from, among other things, breaches of covenants, agreements, representations and warranties set forth in the Stock Purchase Agreement.

        This Agreement is entered into pursuant to Section 6(a)(i) of the Stock Purchase Agreement to establish an escrow of a portion of the Purchase Price, which escrow, pursuant to Section 20(c) of the Stock Purchase Agreement, may be accessed in respect of a claim for indemnification by Magnetek under Section 15 of the Stock Purchase Agreement against the Sellers, or any of them.

        The Sellers have authorized the Stockholders' Committee to represent them with respect to all matters contemplated in this Agreement, as more fully described in Section 5.1.

        NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ESCROW AGENT: ESCROW OF FUNDS

        1.1    Appointment of Escrow Agent.    The Stockholders' Committee and Magnetek hereby appoint Bank One as escrow agent hereunder, and Bank One hereby accepts such appointment. For purposes of this Agreement, the term "Escrow Agent" will mean Bank One acting in the capacity of escrow agent hereunder or any other Person that replaces Bank One as escrow agent following Bank One's resignation or removal as escrow agent pursuant to the provisions hereof.

        1.2    Delivery of Escrow Amount.    Simultaneously with the execution of this Agreement, pursuant to the provisions of the Stock Purchase Agreement, Magnetek has delivered to the Escrow Agent, by wire transfer of immediately available funds, One Million Dollars ($1,000,000) (the "Escrow Amount"), and the Escrow Agent hereby acknowledges receipt of the Escrow Amount and agrees to hold, safeguard and disburse the Escrow Amount only in accordance with the provisions hereof.

        1.3    Investment of Funds Held by Escrow Agent: Interest and Income.    Pending distribution in accordance with the provisions hereof, the Escrow Amount held by the Escrow Agent pursuant to this Agreement will be invested in The One Group U.S. Treasury Money Market Fund or, if directed in writing by the Stockholders' Committee and Magnetek, in short term, liquid U.S. Government securities. The Parties hereby acknowledge and agree that unless the Escrow Amount and any such written instructions are delivered to the Escrow Agent by 11:00 a.m. Central Time on a Business Day, the Escrow Amount will remain uninvested until the next Business Day. All interest or other income earned on the Escrow Amount will be the exclusive property of Sellers and will not form part of the

Escrow Amount. Unless otherwise required by applicable law, the Stockholders' Committee and Magnetek agree, for United States federal income tax purposes, to treat all interest and other income earned on the Escrow Amount as income to the Sellers, and the Stockholders' Committee agrees to cause each Seller to file all tax returns on a basis consistent with such treatment. The Stockholders' Committee may request at any time, and in which event the Escrow Agent will promptly release from escrow and pay to the Stockholders' Committee on behalf of the Sellers, by wire transfer of immediately available funds, any and all interest or other income earned on the Escrow Amount. The Escrow Agent shall have no responsibility or liability for any diminution in value of any asset held hereunder which may result from any investment or reinvestment made in accordance with any provision of this Agreement.

        1.4    Availability of Funds/Delivery of Property.    The release and payment of the Escrow Amount, or any portion thereof, as provided herein will be subject to the sale and final settlement of the permitted investments referred to in Section 1.3. Delivery by Magnetek and/or the Stockholders' Committee to the Escrow Agent of any Payout Direction (as defined in Section 2.1(a)) or other notice or direction for the release and payment of the Escrow Amount, or any portion thereof, when the Escrow Amount is invested in The One Group U.S. Treasury Money Market Fund, must be made to the Escrow Agent by 11:00 a.m. Central Time if the Escrow Amount is required under such notice or direction to be delivered by the close of that Business Day. Otherwise, the Escrow Amount will be delivered on the next Business Day. With respect to the sale of any other permitted investment, if the final settlement of that sale has not occurred by 1:00 p.m. Central Time on the day such notice or direction for release and payment is delivered to the Escrow Agent, then the portion of the Escrow Amount to be released and paid by the Escrow Agent will be released and paid on the next Business Day following the day on which such Payout Direction or other notice or direction is delivered to the Escrow Agent.

ARTICLE II

DISTRIBUTION OF ESCROW AMOUNT

        2.1    Distribution of Escrow Amount.    Subject to the provisions of Sections 2.2 and 2.3, the Escrow Agent will distribute the Escrow Amount only as follows:

          (a)   If Magnetek is entitled to any payment for Damages for any valid indemnification claim pursuant to Section 15 of the Stock Purchase Agreement, Magnetek will execute and deliver to the Escrow Agent, with a copy simultaneously sent to the Stockholders' Committee in accordance with Section 5.2, an originally executed direction (a "Payout Direction") directing the Escrow Agent to pay to Magnetek that portion of the Escrow Amount which is equal to the amount of such Damages claim, up to the full amount of the Escrow Amount, less any unpaid portion of Magnetek's share of the Escrow Agent's fees and expenses contemplated in Section 3.1(g).

          (b)   At any time after the second (2nd) anniversary of the Closing Date, the Stockholders' Committee may execute and deliver to the Escrow Agent, with a copy simultaneously sent to Magnetek in accordance with Section 5.2, a Payout Direction directing the Escrow Agent to pay to release from escrow and pay to the Stockholders' Committee any and all remaining Escrow Amount, less any unpaid portion of the Escrow Agent's fees and expenses contemplated in Section 3.1(g).

        2.2    Treatment of Payout Directions and Escrow Release.    The Escrow Agent will act on any Payout Direction that it receives pursuant to Sections 2.1(a) or (b) as follows:

          (a)   The Escrow Agent may not act on a Payout Direction delivered to it by Magnetek pursuant to Section 2.1(a) or by the Stockholders' Committee pursuant to Section 2.1(b) unless such Payout Direction contains (i) a reference to the specific provisions of the Stock Purchase Agreement and/or this Agreement pursuant to which such Payout Direction is delivered, (ii) the amount of the Escrow Amount requested for payment, and (iii) a certification that a copy of such Payout Direction has been sent to the Party (the "Opposing Party") that would be entitled to deliver an Objection Notice (as defined below) with respect thereto in accordance with the provisions of Section 2.1.

          (b)   The Escrow Agent will hold any Payout Direction that it receives pursuant to Section 2.1(a) or (b), without taking any action, for ten (10) Business Days, during which time the applicable Opposing Party may deliver to the Escrow Agent, with a copy sent to the Party that delivered the Payout Direction in accordance with Section 5.2, written notice of its good faith objection to such Payout Direction or the amount sought therein, which notice must contain reasonable details as to the reason for such objection (an "Objection Notice"). For purposes of this Section 2.2(b), Magnetek may only give an Objection Notice on the basis that it has made a claim against the Sellers, or any of them, for indemnification under Section 15 of the Stock Purchase Agreement, and in connection therewith, Magnetek intends to claim any part of the remaining Escrow Amount in full or partial satisfaction of such indemnification claim. If the Escrow Agent does not receive an Objection Notice from the Stockholders' Committee in respect of a Magnetek Payout Direction or from Magnetek in respect of a Stockholders' Committee Payout Direction within the time period specified above, the Party that would have the right to give such Objection Notice will be irrevocably deemed to have agreed with and consented to the Payout Direction, in which event the Escrow Agent will be, without further notice, authorized and directed to promptly deliver to the Party that delivered the Payout Direction payment of the amount of the Escrow Amount referred to in such Payout Direction (less any applicable withholdings of the Escrow Agent's fees and expenses, as contemplated in Section 2.1) by wire transfer of immediately available funds.

          (c)   If the Stockholders' Committee or Magnetek delivers an Objection Notice within the ten (10) Business Day period specified in Section 2.2(b), the Escrow Agent will continue to hold the amount of the Escrow Amount sought in the Payout Direction that triggered such Objection Notice pending the resolution between Magnetek and the Stockholders' Committee of the disagreement or dispute forming the basis of the Objection Notice.

          (d)   Within ten (10) Business Days following delivery of an Objection Notice, Magnetek and the Stockholders' Committee will commence discussions with a view to resolving the disagreement or dispute forming the basis of the Objection Notice. If Magnetek and the Stockholders' Committee resolve such disagreement or dispute through such discussions, they will deliver a joint written notice to the Escrow Agent of such resolution, including the details of any payment to be made out of the Escrow Amount. Following its receipt of such notice, the Escrow Agent will promptly deliver to the applicable Party payment of the specified amount of the Escrow Amount referred to in such notice (less any applicable withholdings of the Escrow Agent's fees and expenses, as contemplated in Section 2.1) by wire transfer of immediately available funds. If, within sixty (60) calendar days after the date of delivery of an Objection Notice, the disagreement or dispute on which such Objection Notice is based is not resolved through discussions, Magnetek or the Stockholders' Committee will be entitled to undertake formal proceedings to resolve such dispute, subject to the provisions of Sections 5.9 and 5.10. If either Party prevails in such proceedings so as to entitle such Party to receive some or all of the Escrow Amount, the Escrow Agent will be authorized to immediately release from escrow and pay such amount to such Party (less any applicable withholdings of the Escrow Agent's fees and expenses, as contemplated in Section 2.1) upon receipt from such Party of (i) an executed Payout Direction indicating the amount of such payment to be made, and (ii) a copy of the court order or finding in favor of such Party stating an amount being awarded in favor of such Party that is equal to or greater than the amount referred to in such Payout Direction.

        2.3    Joint Payout Direction.    Notwithstanding any provision of Section 2.1 or 2.2, Magnetek and the Stockholders' Committee may, at any time, jointly execute and deliver to the Escrow Agent one or more Payout Directions directing the Escrow Agent to pay to Magnetek and/or the Stockholders' Committee such amounts of the Escrow Amount as may be provided in such Payout Direction(s), less any unpaid portion of the Escrow Agent's fees and expenses contemplated in Section 3.1(g).

ARTICLE III

ESCROW AGENT

        3.1    Concerning the Escrow Agent.

          (a)   The Parties acknowledge and agree that the Escrow Agent is acting solely and exclusively as a depository hereunder, and will have only those duties as are specifically provided herein, which will be deemed purely ministerial in nature. The Escrow Agent will under no circumstances be deemed a fiduciary for any of the other Parties. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other Parties in connection herewith, including, without limitation, the Stock Purchase Agreement (except that the Escrow Agent has been provided with a copy of the Stock Purchase Agreement for the sole purpose of understanding certain terms used herein that are defined in the Stock Purchase Agreement, and the Escrow Agent acknowledges that it has reviewed and understands such definitions). The Escrow Agent will have no liability to any Person in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which the Escrow Agent believes in good faith to be genuine and what it purports to be.

          (b)   The Escrow Agent may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and it will incur no liability and it will be fully protected in acting in accordance with the opinions of such counsel. The Escrow Agent may perform any of its duties hereunder through agents, attorneys, custodians or nominees; provided, however, that (i) the Escrow Agent will remain solely liable for the performance of its duties and obligations hereunder (and for any nonperformance by any such delegate), and (ii) if the Escrow Agent seeks to delegate all or substantially all of its duties and obligations hereunder, it will resign as Escrow Agent in accordance with Section 3.1(f).

          (c)   In the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claim, direction or demand made against or on it, or refuse to take any other action hereunder so long as such disagreement continues or such doubt exists. If the Escrow Agent has any doubt as to the course of action it should take under this Agreement, the Escrow Agent is hereby authorized to petition any state or federal court of Illinois for instructions or to interplead the Escrow Amount into such court. For purposes of the immediately preceding sentence only, the Parties agree to the jurisdiction of any of said courts over their persons as well as the Escrow Amount, waive personal service of process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth below each Party's signature to this Agreement will constitute adequate service. The Escrow Agent will not be or become liable in any way or to any Person for its failure or refusal to act hereunder, and the Escrow Agent will be entitled to continue to refrain from acting hereunder until (i) the rights of all Parties have been fully and finally adjudicated pursuant to the provisions of this Section 3.1(c) or Section 5.9, as applicable, or (ii) all differences have been settled and all doubt resolved by agreement among all of the interested Parties, and the Escrow Agent is notified thereof in writing signed by Magnetek and the Stockholders' Committee. the Stockholders' Committee and Magnetek hereby agree to indemnify and hold the Escrow Agent harmless from any liability or losses occasioned thereby and to pay any and all of its fees, costs, expenses, and counsel fees and expenses incurred in any such action and agree that, on such petition or interpleader action, the Escrow Agent, its servants, agents, employees and officers will be relieved of further liability. The Escrow Agent is hereby given a lien upon, and security interest in, the Escrow Amount to secure the Escrow Agent's rights to payment or reimbursement (or both) under this Agreement.

          (d)   THE ESCROW AGENT WILL NOT BE LIABLE TO MAGNETEK, THE STOCKHOLDERS' COMMITTEE, ANY SELLER OR ANY OTHER PERSON FOR ANYTHING WHICH THE ESCROW AGENT MAY DO OR REFRAIN FROM DOING

  PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, INCLUDING ANY ACTION OR FAILURE TO ACT WHICH MAY CONSTITUTE THE ESCROW AGENT'S OWN NEGLIGENCE, BUT EXCLUDING THE ESCROW AGENT'S OWN GROSS NEGLIGENCE, FRAUD OR WILLFUL MALFEASANCE. IN NO EVENT WILL THE ESCROW AGENT BE LIABLE TO MAGNETEK, THE STOCKHOLDERS' COMMITTEE, ANY SELLER OR ANY OTHER PERSON FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

          (e)   MAGNETEK AND THE STOCKHOLDERS COMMITTEE HEREBY AGREE JOINTLY AND SEVERALLY TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE ESCROW AGENT AGAINST ANY AND ALL COSTS, LOSSES, DAMAGES, LIABILITIES, CLAIMS AND EXPENSES (INCLUDING REASONABLE LEGAL COUNSEL FEES AND EXPENSES) INCURRED BY IT ARISING OUT OF OR IN CONNECTION WITH ITS ENTERING INTO THIS AGREEMENT AND THE CARRYING OUT OF ITS DUTIES HEREUNDER, INCLUDING THE COSTS AND EXPENSES OF DEFENDING ITSELF AGAINST ANY CLAIM OF LIABILITY RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY COSTS, LOSSES, DAMAGES, LIABILITIES, CLAIMS OR EXPENSES ARISING OUT OF OR IN CONNECTION WITH ANY GROSS NEGLIGENCE, FRAUD OR WILLFUL MALFEASANCE ON THE ESCROW AGENT'S PART. THE ABOVE INDEMNIFICATION SHALL SURVIVE THE RESIGNATION OR REMOVAL OF THE ESCROW AGENT AND/OR THE TERMINATION OF THIS AGREEMENT.

          (f)    The Escrow Agent may resign as escrow agent hereunder for any reason upon at least thirty (30) days' prior written notice to the Stockholders' Committee and Magnetek. Forthwith upon expiration of such notice period, the Escrow Agent will deliver the Escrow Amount, after the payment to itself of all fees and expenses of the Escrow Agent due and payable hereunder, to any successor escrow agent appointed jointly by the Stockholders' Committee and Magnetek (and of which the Escrow Agent is notified), or if no successor escrow agent has been so appointed, to any court of competent jurisdiction referred to in Section 3.1(c). Upon either such delivery, the Escrow Agent will be released from its obligations and liabilities hereunder, other than any liability for gross negligence, fraud or willful malfeasance of the Escrow Agent occurring before or in connection with such delivery. Release of the Escrow Agent under this Section 3.1(f) will in no way discharge the Stockholders' Committee or Magnetek of their obligations under this Section 3.1 regarding reimbursement of expenses, indemnity and fees.

          (g)   In consideration for its services hereunder, the Escrow Agent will be entitled only to the fees set forth in Schedule A to this Agreement. The Escrow Agent acknowledges and agrees that it will provide the services described herein in consideration of such fees and that, subject to the express provisions of this Section 3.1, the Escrow Agent will not be entitled to receive, and no other Party will be obligated to pay the Escrow Agent, any other fees or expenses for its services hereunder. Simultaneously with the execution and delivery of this Agreement by the Parties, Magnetek will pay to the Escrow Agent the aggregate Two Thousand Dollar ($2,000) Acceptance Fee and Annual Administrative Fee referred to in Schedule A. All other fees and expenses owing to the Escrow Agent under Schedule A will be paid by Magnetek as and when due.

          (h)   It is strictly understood that the Escrow Agent has no duty to disburse the Escrow Amount (or any portion thereof) to any Person until the Escrow Amount has been collected by the Escrow Agent and the Escrow Amount is available in accordance with normal banking procedures and/or policies.

          (i)    No assignment of the rights and interests herein and hereunder of either Magnetek or the Stockholders' Committee will be binding upon the Escrow Agent unless and until written evidence of such assignment, in form and substance satisfactory to the Escrow Agent, is delivered to and accepted by the Escrow Agent.

          (j)    Any Person into which the Escrow Agent is converted or merged, or with which it is consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or in part, or any Person resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, will be and become the successor Escrow Agent hereunder and will be vested with all of the title to the whole property or trust estate and all the trust, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the Parties, anything herein to the contrary notwithstanding.

        3.2    Removal of the Escrow Agent.    the Stockholders' Committee and Magnetek may terminate, discharge and relieve the Escrow Agent of its duties hereunder at any time upon delivery of written notice thereof, jointly executed by the Stockholders' Committee and Magnetek. Forthwith, after its receipt of such notice, the Escrow Agent will make all necessary arrangements to promptly and securely transfer the Escrow Amount into the possession of whichever Person or Persons as the Stockholders' Committee and Magnetek may specify in such written notice or in any other jointly executed notice to the Escrow Agent. Upon delivery by the Escrow Agent of the Escrow Amount to such specified Person or persons in the manner provided in such notice, the Escrow Agent will be released from its obligations and liabilities under this Agreement, other than any liability for gross negligence, fraud or willful malfeasance of the Escrow Agent occurring before or in connection with such delivery. Release of the Escrow Agent under this Section 3.2 will in no way discharge the Stockholders' Committee and Magnetek of their obligations under Section 3.1 regarding reimbursement of expenses, indemnity and fees. The Escrow Agent will have the right to deduct from the Escrow Amount to be transferred to the Person or Persons referred to in the Stockholders' Committee's and Magnetek's notice an amount equal to any unpaid fees and expenses due and payable hereunder.

        3.3    Successor Escrow Agent.    Any successor Escrow Agent appointed by the Stockholders' Committee and Magnetek in connection with the Escrow Agent's resignation or removal will be required to execute and deliver to each of the Stockholders' Committee and Magnetek an instrument accepting such appointment and all duties and obligations provided hereunder, in which event such successor Escrow Agent will become vested in all rights, powers, duties and obligations of its predecessor for execution of the mandate provided herein, with like effect as if originally named as the Escrow Agent hereunder.

ARTICLE IV

TERM OF AGREEMENT

        4.1    Term of Escrow.    This Agreement will take effect as of the date hereof. Notwithstanding any other provision hereof, the term of this Agreement, other than the Stockholders' Committee's and Magnetek's joint and several indemnities hereunder, will terminate on the date which is the earlier of:

          (a)   the date on which all of the Escrow Amount has been properly disbursed by the Escrow Agent in accordance with the provisions of Article II; and

          (b)   the effective date of termination of this Agreement, as specified in a written notice of termination jointly executed by the Stockholders' Committee, Magnetek and the Escrow Agent, provided that such termination is not contrary to any order, judgment or decree of a court of competent jurisdiction.

ARTICLE V

MISCELLANEOUS

        5.1    Authority of Stockholders' Committee.    The Stockholders' Committee hereby represents and warrants to Magnetek and the Escrow Agent that, pursuant to Section 22 of the Stock Purchase Agreement, the Stockholders' Committee has been appointed by each Seller as such Seller's agent and attorney-in-fact for all purposes of this Agreement, and in such regard, the Stockholders' Committee has all necessary authority to act for and on behalf of, and to bind, the Sellers with respect to all matters contemplated herein, and that any action (including any inaction) of the Stockholders' Committee hereunder or in connection herewith will be binding upon the Sellers as if such action (or inaction) was undertaken directly by each Seller. Each of Magnetek and the Escrow Agent will at all times be entitled to treat the statements and actions (including non-actions) of the Stockholders' Committee (including any representative thereof) in connection with this Agreement as the statements and actions of any and all of the Sellers, and neither Magnetek nor the Escrow Agent will have any duty or obligation to independently verify or confirm with any Seller, any member of the Stockholders' Committee or any other Person the accuracy, truthfulness or validity of any such statement or action (including non-action) of the Stockholders' Committee or the authority of the Stockholders' Committee (or any representative thereof) to make or take such statement or action (or non-action).

        5.2    Notices.    All notices required or permitted to be given hereunder shall be in writing and delivered by hand, by facsimile, by nationally recognized private courier, or by United States registered or certified mail, return receipt requested, postage prepaid. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States registered or certified mail, return receipt requested, postage prepaid. Notices delivered by hand by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

          (a)   If to Magnetek, to

      10900 Wilshire Boulevard, Suite 850
      Los Angeles, California
      90024-6501
      Attention: Tina McKnight
      Fax No: 310-208-1322

      and to:

      26 Century Boulevard, Suite 600
      Nashville, Tennessee 37214
      Attention: John P. Colling, Jr.
      Fax No: 615-316-5192

    with a copy (which will not constitute notice) to:

      Snell & Wilmer L.L.P.
      One Arizona Center
      Phoenix, Arizona 85004
      Attention: Matthew P. Feeney
      Fax No: (602) 382-6070

          (b)   If to the Stockholders' Committee, to:

      Crowe, Chizek & Company, LLP
      One Mid America Plaza
      Suite 700
      Oak Brook, Illinois 60101
      Attention: Charles M. Allen
      Fax No: (630) 574-1609

    with a copy (which will not constitute notice) to:

      Altheimer & Gray
      10 South Wacker Drive
      Suite 400
      Attention: David W. Schoenberg
      Fax No: (312) 715-4800

          (c)   If to the Escrow Agent, to:

      Bank One Trust Company, N.A.
      416 West Jefferson Street, Third Floor
      Louisville, Kentucky 40202
      Attention: Deborah Killebrew
      Telephone: (502) 566-2069
      Fax: (502) 566-1760

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 5.1.

        5.3    Amendments; No Waiver.

          (a)   Any provision of this Agreement may be amended or waived if, and only if, such, amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

          (b)   No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

        5.4    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth herein, no Party may assign its rights or delegate its covenants and obligations hereunder without the prior written approval of the other Parties; provided, however, that Magnetek may assign this Agreement to a wholly-owned subsidiary without such consent if Magnetek remains liable for its covenants and obligations hereunder.

        5.5    Applicable law.    This Agreement will be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware, without reference to choice or conflicts of law rules.

        5.6    Counterparts.    This Agreement may be executed in multiple counterparts and delivered in original form or by electronic facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument. This Agreement will become effective when each party hereto has received a counterpart hereof signed by each other party hereto.

        5.7    Entire Agreement.    This Agreement and, as between Magnetek and the Stockholders' Committee, the provisions of the Stock Purchase Agreement applicable to this Agreement, constitutes the entire, final and complete agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, promises, understandings, negotiations, representations and commitments, both written and oral, among the Parties with respect to the subject matter hereof.

        5.8    Third Party Beneficiaries.    Nothing in this Agreement, express or implied, will confer on any Person other than the Parties and their respective successors and permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement.

        5.9    Waiver of Trial by Jury.    Each Party hereby waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such Party's rights under this Agreement.

        5.10    Consent to Jurisdiction.    This Agreement has been executed and delivered in, and shall be deemed to have been made in, Chicago, Illinois. Subject to the provisions of Section 3.1(c) regarding the Escrow Agent's right to take certain actions through the state or federal courts of Illinois, each Party agrees to the nonexclusive jurisdiction of any state or federal court within the City of Chicago, Illinois or the City of Los Angeles, California, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 5.2 hereof, and service so made shall be deemed to be completed when received. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of any Party to serve legal process in any other manner permitted by law.

        5.11    Severability.    If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or arbitrator or under any applicable law, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

        5.12    Headings; Section References; Interpretation.    The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to a "Section", "subsection", "paragraph" or "subparagraph" followed by a number or letter or combination of the two shall be a reference to the particular Section, subsection, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof. The terms "hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Section, paragraph, subparagraph or other subdivision hereof or any Schedule or other attachment hereto. The terms "include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other gender or neuter, as applicable.

        5.13    Dates and Times.    Dates and times set forth in this Agreement for the performance of the Parties' respective obligations will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by a Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, the Parties have duly executed or caused this Agreement to be duly executed as of the day and year first above written.

MAGNETEK, INC.	BANK ONE TRUST COMPANY, N.A.
By:	By:

John P. Colling, Jr.	Name:
Vice President & Treasurer
Title:

MXT HOLDINGS, INC. STOCKHOLDERS COMMITTEE, by its duly authorized representatives:
CROWE, CHIZEK & CO. LLP
By:

Name:

Title:

DAVID L. BABSON & COMPANY, INC.
By:

Name:

Title:

SCHEDULE A

ESCROW FEE SCHEDULE

Acceptance Fee:	$1,000
Annual Administrative Fee:	$1,000
Transaction Fees:	$10 per check issued $25 per outgoing wire
Tax Reporting fee:	$300 per year (if applicable)
Extraordinary Fee:	$250 per hour; minimum increments of one hour.

        The fees quoted in this schedule apply to services ordinarily rendered in administering an escrow account and are subject to reasonable adjustment when the Escrow Agent is called upon to undertake unusual duties or as changes in the law, procedures or the cost of doing business demand. The extraordinary fee rate in effect ($250/hour) will apply at the time services are provided.

        Unless otherwise agreed upon, the Acceptance Fee and the first year Administration Fee are payable upon the execution of the Escrow Agreement to which this Schedule A is attached whether or not the escrow account is funded. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual Administration fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

        Upon a client's direction, cash balances will be invested in any one of the following:

          (a)   Cash balances may be invested on a daily basis in a time deposit account with a BANC ONE affiliate bank in which event Bank One will waive its cash management fee.

          (b)   Cash balances may be invested in The One Group Money Market Funds in which event Bank One will charge a 25 basis point (.0025) cash management fee. The One Group will pay Banc One Investment Advisors Corporation, an affiliate of BANC ONE, an investment advisory fee as described in the prospectuses.

          (c)   Cash balances may be invested in an alternative short-term investment fund in which event Bank One will charge a 25 basis point (.0025) cash management fee.

        In determining the general schedule of fees, Bank One takes into consideration the various incidental benefits accruing to it from the operation of the accounts. Collected funds must be on deposit prior to disbursement of payments. In addition, Bank One has the use of funds deposited to pay checks that have not yet been presented for payment. No interest will be paid to the client on these funds, it being understood that the float on these funds is considered in the calculation of our fees.

DISCLOSURE SCHEDULE

TO

STOCK PURCHASE AGREEMENT

DATED DECEMBER 30, 2002

BY AND AMONG

EACH OF THE STOCKHOLDERS
OF MXT HOLDINGS, INC.,

AS SELLERS,

MAGNETEK, INC.,

AS PURCHASER

        This Disclosure Schedule (the "Disclosure Schedule") is part of, and is incorporated by reference into, Section 9 and is subject to the limitations contained in Section 23(e), of the Stock Purchase Agreement dated December 30, 2002 by and among the Sellers and the Purchaser (the "Agreement").

        The inclusion of any item in any section of the Disclosure Schedule shall not constitute evidence of the materiality of such item, evidence that such item is required to be disclosed in the Disclosure Schedule or an admission of any pending or threatened charge, claim or proceeding or any breach of or event of default under any contract. No general disclosure in any section herein shall be limited by any more specific disclosure in either that section or any other section herein. The fact that any item is disclosed in any section of the Disclosure Schedule shall not give rise to any implication that the failure to disclose it would result in any breach of any representation or warranty contained in the Agreement. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Agreement. The attachments to any section of this Disclosure Schedule form an integral part of the Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

SELLERS: MXT Holdings, Inc.
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY By: David L. Babson & Company, Inc., its investment adviser
By:	/s/ MICHAEL L. KLOFAS
Its:	Managing Director
MASSMUTUAL CORPORATE INVESTORS
By:	/s/ MICHAEL L. KLOFAS
Its:	Vice President
MASSMUTUAL PARTICIPATION INVESTORS
By:	/s/ MICHAEL L. KLOFAS
Its:	Vice President

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED By: David L. Babson & Company, Inc., under delegated authority from Massachusetts Mutual Life Insurance Company, its Investment Manager
By:	/s/ MICHAEL L. KLOFAS
Its:	Managing Director
EDSON PARTNERS II, L.P. By: EHE, Inc., sole general partner
By	/s/ CHARLES M. ALLEN Charles M. Allen, President
PURCHASERS Magnetek, Inc.
By:	/s/ JOHN P. COLLING JR.
Its:	V.P. & TREASURER

Schedule	Subject
9(a)	Corporate
9(b)	Power and Authority
9(c)	Consents
9(d)	Absence of Conflicts
9(e)	The Subsidiary
9(f)	Corporate Records
9(g)	Capitalization
9(h)	Financial Statements
9(i)	Liabilities
9(j)	Title to Assets
9(k)	Insurance
9(l)	Banking
9(m)	Taxes
9(n)	Conduct of Business
9(o)	Contracts
9(p)	Permits
9(q)	Benefit Plans
9(r)	Employees
9(s)	Litigation and Claims
9(t)	Compliance with Law
9(u)	Environmental Matters
9(v)	Real Property
9(w)	Personal Property
9(x)	Intellectual Property
9(y)	Inventories
9(z)	Accounts Receivable
9(aa)	Accounts Payable
9(bb)	Sufficiency of Assets
9(cc)	Transactions with Related Parties
9(dd)	Product Liability
9(ee)	Compliance with Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws
9(ff)	Brokers
9(gg)	Accuracy of Representations

SCHEDULE 9(a)

CORPORATE

        No exceptions.

SCHEDULE 9(b)

POWER AND AUTHORITY

        No exceptions.

SCHEDULE 9(c)

CONSENTS

1.
Subsidiary owns various equipment authorizations from the FCC (see attached list). Per 63 FR 36598, Section 2.929(d) (July 7, 1998), Buyer will be required to send a written notification to the FCC of the change in control within 60 days after the consummation of the transaction.

SCHEDULE 9(d)

ABSENCE OF CONFLICTS

        No exceptions.

SCHEDULE 9(e)

The Subsidiary

        See Schedule 9(n)

SCHEDULE 9(f)

CORPORATE RECORDS

        No exceptions.

SCHEDULE 9(g)

CAPITALIZATION

1.
Options to purchase 37,552 shares of Class A common stock were previously outstanding under the Company's 2001 Stock Option Plan and a Non-Qualified Plan, and warrants to purchase 135,108 shares of Class A common stock or Class B common stock were previously outstanding under the Company's Securities Purchase Agreement, dated June 28, 1995:

	1995 Warrants		2001 Options
Robert Beckmann			6,059	*
John Downey			5,681	*
Robert Patterson			5,681	*
Fernando Bello			5,681	*
John Dealy			8,769	*
Massachusetts Mutual Life Insurance Company	23,013	**
Massachusetts Mutual Life Insurance Company	23,013	**
MassMutual Corporate Investors	35,633	**
MassMutual Participation Investors	17,816	**
Gerlach & Co.	35,633	**
Totals	135,108		331,871		172,660

*
See paragraph 2.

**
All warrants have been exercised in full.

2.
All the options described in paragraph 1 were cancelled in exchange for the following payments to the optionee (see list bellow) and warrants stated above have been exercised and the underlying shares are included in the shares to be sold.

•	John Dealy	$20,332
•	Robert Beckmann	$7,500
•	Fernando Bello	$7,500
•	John Dwney	$5,000
•	Robert Patterson	$5,000

SCHEDULE 9(h)

FINANCIAL STATEMENTS

1.
See Attached Financial Statements.

2.
See Schedule 9(y)

3.
Capitalized software costs are recorded in the "salesmen's demos" ledger account; however, such costs have been capitalized in accordance with GAAP.

SCHEDULE 9(i)

LIABILITIES

        See Schedule 9(dd)

SCHEDULE 9(j)

TITLE TO ASSETS

1.	MXT Holdings, Inc.
	a.	Filing:	UCC-1 Financing Statement #3418423
			i)	Date:	06/28/95
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Blanket Lien
			iv)	Jurisdiction:	IL Secretary of State
	b.	Filing:	UCC-3 Financing Statement #4215298
			i)	Date:	05/18/00
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	[Amended Debtor's address on UCC-1 Financing Statement #3418423]
			iv)	Jurisdiction:	IL Secretary of State
	c.	Filing:	UCC-3 Financing Statement #4215299
			i)	Date:	05/18/00
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iv)	Collateral:	[Continuation of UCC-1 Financing Statement #3418423]
			v)	Jurisdiction:	IL Secretary of State
	d.	Filing:	UCC-1 Financing Statement #3732771
			i)	Date:	08/27/97
			ii)	Creditors:	LaSalle National Bank
			iii)	Collateral:	Blanket Lien
			iv)	Jurisdiction:	IL Secretary of State
	e.	Filing:	UCC-1 Financing Statement #00U1181 and #00U1183
			i)	Date:	06/27/00
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Fixtures
			iv)	Jurisdiction:	DuPage County, IL

2.	Telemotive Industrial Controls, Inc. ("Maxtec International Corp.")
	a.	Filing:	UCC-1 Financing Statement #3418422
			i)	Date:	06/28/95
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Blanket Lien
			iv)	Jurisdiction:	IL Secretary of State
	b.	Filing:	UCC-3 Financing Statement #3617802
			i)	Date:	11/27/96
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Partial Release to UCC-1 Financing Statement 3418422
			iv)	Jurisdiction:	IL Secretary of State
	c.	Filing:	UCC-3 Financing Statement #4220329
			i)	Date:	05/31/00
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Amendment to UCC-1 Financing Statement #3418422 with additional Debtors' names
			iv)	Jurisdiction:	IL Secretary of State
	d.	Filing:	UCC-3 Financing Statement #4232817
			i)	Date:	06/22/00
			ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
			iii)	Collateral:	Continuation of Blanket Lien UCC 3418422
			iv)	Jurisdiction:	IL Secretary of State
	e.	Filing:	UCC-1 Financing Statement #3732772
			i)	Date:	08/72/97
			ii)	Creditors:	LaSalle National Bank
			iii)	Collateral:	Blanket Lien
			iv)	Jurisdiction:	IL Secretary of State
	f.	Filing:	UCC-1 Financing Statement #4092658
			i)	Date:	09/13/99
			ii)	Creditors:	Orix Credit Alliance, Inc.
			iii)	Collateral:	Specific Equipment

		iv)	Jurisdiction:	IL Secretary of State
g.	Filing:	UCC-1 Financing Statement #3829001
		i)	Date:	04/06/98
		ii)	Creditors:	IBM Credit Corporation
		iii)	Collateral:	Specific Computer Equipment
		iv)	Jurisdiction:	IL Secretary of State
h.	Filing:	UCC-1 Financing Statement #00U1180
		i)	Date:	06/27/00
		ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
		iii)	Collateral:	Fixtures
		iv)	Jurisdiction:	DuPage County, IL
i.	Filing:	UCC-1 Financing Statement #00U1182
		i)	Date:	06/27/00
		ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
		iii)	Collateral:	Fixtures
		iv)	Jurisdiction:	DuPage County, IL
j.	Filing:	Trademark Lien
		i)	Date:	06/28/95
		ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
		iii)	Collateral:	"GATEMATE"
		iv)	Jurisdiction:	US Patent and Trademark Office
k.	Filing:	Trademark Lien
		i)	Date:	06/28/95
		ii)	Creditors:	Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited
		iii)	Collateral:	"TELEMOTIVE"
		iv)	Jurisdiction:	US Patent and Trademark Office
l.	Filing:	Trademark Lien
		i)	Date:	(NO INFORMATION)
		ii)	Creditors:	(NO INFORMATION)
		iii)	Collateral:	"10-K"
		iv)	Jurisdiction:	Canada

m.	Filing:	Trademark Lien
		i)	Date:	(NO INFORMATION)
		ii)	Creditors:	(NO INFORMATION)
		iii)	Collateral:	"TELEMOTIVE"
		iv)	Jurisdiction:	Canada
n.	Filing:	Trademark Lien
		i)	Date:	(NO INFORMATION)
		ii)	Creditors:	(NO INFORMATION)
		iii)	Collateral:	"TELTEC"
		iv)	Jurisdiction:	Canada

SCHEDULE 9 (k)

INSURANCE

(i)
1.	General Liability
	a.	Insurer:	Westchester Surplus Lines
	b.	Policy No.:	OGL065525
	c.	Date:	03/01/02 - 03/01/03
	d.	Deductible:	$25,000 per claim
	e.	Limits:
i)	Each Occurrence:	$1,000,000
ii)	Fire Damage:	$50,000
iii)	Personal & Adv Injury:	$1,000,000
iv)	General Aggregate:	$2,000,000
v)	Products—Comp/Op Agg:	$1,000,000
2.	Automobile Liability (Property, Business Auto & Transportation)
	a.	Insurer:	Cincinnati Insurance Co.
	b.	Policy No.:	CAP5060882AWR
	c.	Date:	10/01/02 - 10/01/03
	d.	Limits:
i)	Combined Single Limit:	$1,000,000
3.	Excess Liability (Umbrella)
	a.	Insurer:	First Specialty Ins. Corp.
	b.	Policy No.:	UMF1041601
	c.	Date:	03/01/02 - 03/01/03
	d.	Limits:
i)	Each Occurrence:	$10,000,000
ii)	Aggregate:	$10,000,000
4.	Workers' compensation insurance is provided through Synergy, Inc. See Schedule 9(o)(E)(10). Synergy, Inc. may adjust the rate if the average wage for the Subsidiary increases or decreases by 10%.
5.	Wrap (Directors and Officers, Fiduciary Liability, IPLI and Crime)
	a.	Insurer:	Travelers Casualty & Surety Co.
	b.	Policy No.:	08LB103357204BCM
	c.	Date:	10/01/02 - 10/01/03
	d.	Coverage:
		i)	Liability Coverage Parts:
			a)	Directors and Officers Liability: aggregate limit of liability
			b)	Employment Practices Liability aggregate limit of liability
			c)	Fiduciary Liability: aggregate limit of liability
		ii)	Crime Coverage Parts
			a)	Fidelity
			b)	Kidnap and Ransom/Extortion: single loss limit of liability
	e.	Limits:
		i)	Aggregate Limit of Liability for all purchased Liability Coverage Parts combined: $2,000,000
		ii)	Aggregate Limit of Liability for all purchased Crime Coverage Parts combined: N/A
(ii)	No exceptions.
(iii)	See attached Loss Summary list.

SCHEDULE 9(l)

BANKING

Financial Institution:	LaSalle Bank
Persons authorized to draw upon the accounts:	T.D. Decker, Mark Ecton, John Downey and Robert Patterson

SCHEDULE 9(m)

TAXES

No exceptions.

SCHEDULE 9(n)

CONDUCT OF BUSINESS

  (i)
  No exceptions.

  (ii)
  No exceptions.

  (iii)
  No exceptions.

  (iv)
  No exceptions.

  (v)
  No exceptions.

  (vi)
  No exceptions.

  (vii)
  No exceptions.

  (viii)
  The Subsidiary and Jose Alfredo Machado de Assis ("Machdo") have executed and filed an Articles of Incorporation for the formation of a Brazilian limited liability company named "Telemotive Industrial Controls do Brasil Ltda." (Telemotive Brasil"). The Subsidiary is to own 90% of the equity of Telemotive Brasil and Machado is toown the balance. The Company and Machado have also entered into a Partnership and Service Agreement, dated October 15, 2002. In connection with the formation of Telemotive Brasil, the Company has executed a power of attorney in favor of its Brazilian counsel. Copies of these documents have been made available to Purchaser.

  (ix)
  No exceptions.

SCHEDULE 9(o)

CONTRACTS

A.
Customer and/or Vendor Purchase Orders

1.
Customer Purchase Order

a.	Western Iowa Coop	$33,690
b.	Misissippi Line Co.	$35,018
c.	Champion & Associates	$50,954
d.	DOT Rail Service	$28,044
e.	General Conveyor	$25,400
f.	Double Eagle Steel	$48,498
g.	International Steel Group	$24,712
h.	Craneveyor	$21,960
  2.
  Vendor Purchase Orders

a.	Suncoast Digital	$26,256	PO# 10161
b.	Tadiran Batteries	$68,180	PO# 8892
c.	Tadairan Batteries	$228,000	PO# 9287
B.
Capital Expenditures: No exceptions.

C.
Confidentiality, Non-Competition Agreements

1.
Confidentiality and Non-Disclosure Agreement between Telemotive Industrial Controls, Inc. and Tension Robotics, LLC dated June 10, 2002.

2.
Confidentiality and Non-Disclosure Agreement between Telemotive Industrial Controls, Inc. and Canac, Inc. dated October 10, 2002.

2.
Following employees have signed a confidentiality agreement:

a.	Frank Adrovel	09/30/02
b.	Timothy Baker	09/30/02
c.	Victor Bartholowmew	09/30/02
d.	Alecia Bauler	09/30/02
e.	Gigi Benitez	09/30/02
f.	Mark Berger	09/30/02
g.	Martha Campos	09/30/02
h.	Ramon Carrasco	09/30/02
i.	Eugene Dahlbacka	09/30/02
j.	Rudy Deguzman	09/30/02
k.	Ruperto Delgado	09/30/02
l.	Abraham Fanco	09/30/02
m.	Lupe Gomez	09/30/02
n.	Duc Khong	09/30/02
o.	Dan Koziel	09/30/02
p.	Angie Mora	09/30/02
q.	Sandy Morgan	10/01/02
  3.
  The following have signed an Employee Agreement, which includes confidentiality, non-competition and assignment of invention provisions:

a.	Abdul Ahmad	10/31/02
b.	Robert Beckmann	12/05/01

c.	Fernando Bello	09/27/02
d.	James Bringer	10/01/02
e.	Mervin Berthrong	10/01/02
f.	Nancy Burrell	09/30/02
g.	Richard Choy	09/30/02
h.	Chris Cline	09/30/02
i.	John Dealy*	10/04/02
j.	John Downey	09/24/02
k.	Mark Ecton	10/04/02
l.	Mitch Gordon	09/30/02
m.	Jerry Grimm	10/01/02
n.	Cynthia Hilton	10/08/02
o.	Christine Kearns	09/30/02
p.	Michael Lee	09/30/02
q.	Ken Loar	09/24/02
r.	Jerry McCarver	10/04/02
s.	Jim McGuire	09/30/02
t.	Sandy Morgan	10/01/02
u.	Chan Patel	10/01/02
v.	Robert Patterson	10/02/02
w.	Marco Salas	09/24/02
x.	Ken Shults	10/02/02
y.	Matt Smith	09/24/02
z.	Len Stella	09/24/02
aa.	Ben Stoller	09/27/02
bb.	Talmage Wesley	05/12/99
cc.	Jay Whitaker	09/30/02
dd.	T.D. Decker*	(See E.1 of this section)
D.
Loan Agreements, Note, and Security Agreements

1.
Stock Purchase Agreement dated June 28, 1995, as amended by the First Amendment to Stock Purchase Agreement dated October 20, 1999, the Second Amendment to Stock Purchase Agreement dated May 15, 2001, the Third Amendment to Stock Purchase Agreement dated September 15, 2001 and the Fourth Amendment to Stock Purchase Agreement dated October 4, 2002 between MXT Holdings, Inc., Maxtec International Corp., and MassMutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners, expiring on April 15, 2003.

2.
See 9(j) Title to Assets section.

E.
Employment Agreements

1.
Employment Agreement dated May 11, 2000 between T.D. Decker and Maxtec International Corp. for the position of President and Chief Executive Officer. Contract expiration date is June 30, 2005, with automatic year to year extension unless notice of termination provided. Said Employment Agreement amended three times subsequently: First Amendment executed on February 23, 2001; Second Amendment executed on July 2001; Third Amendment executed on June 7, 2002.

2.
Employment Agreement dated July 17, 2000 between John Dealy and Maxtec International Corp. for the position of Vice President of Marketing and Business Development. Contract expiration date is June 30, 2005, with automatic year to year extension unless notice of termination provided.

  3.
  Employment Agreement dated September 1, 2002 between Mark Ecton and Maxtec International Corp. for the position of Vice President of Finance. No fixed employment term is included in the contract.

  4.
  MXT Holdings, Inc. 2001 Stock Option Plan:

  a.
  Stock Option Grant to Robert Beckmann dated October 17, 2001, for 6,059 shares of Class A common stock at $5.49 per share, expiring on October 16, 2011. Robert Beckmann will waive his right to exercise options granted to him by executing a Waiver of Stock Options in exchange for a lump sum. (See Schedule 9(g))

  b.
  Stock Option Grant to John Downey dated October 17, 2001, for 5,681 shares of Class A common stock at $5.49 per share, expiring on October 16, 2011. John Downey will waive his right to exercise options granted to him by executing a Waiver of Stock Options in exchange for a lump sum. (See Schedule 9(g))

  c.
  Stock Option Grant to Fernando Bello dated October 17, 2001, for 5,681 shares of Class A common stock at $5.49 per share, expiring on October 16, 2011. Fernando Bello will waive his right to exercise options granted to him by executing a Waiver of Stock Options in exchange for a lump sum. (See Schedule 9(g))

  d.
  Stock Option Grant to Robert Patterson dated October 17, 2001, for 5,681 shares of Class A common stock at $5.49 per share, expiring on October 16, 2011. Robert Patterson will waive his right to exercise options granted to him by executing a Waiver of Stock Options in exchange for a lump sum. (See Schedule 9(g))

  5.
  Nonqualified Stock Option Agreement between MXT Holdings, Inc. and John Dealy dated July 17, 2000, for 8,769 shares of Common Stock at $1.00 per share, expiring on July 17, 2010. The agreement will be waived before closing date by John Dealy's execution of a Letter of Agreement and Release in which in exchange for a lump sum, Dealy waives his right to exercise options entitled to him under said agreement. (See Schedule 9(g))

  6.
  Also see C.2 of this section.

  7.
  Consultation Agreement dated August 18, 1988, between Maxtec International Corp. and Apton Corporation, as independent contractor. Apton Corporation agrees to solicit business, hire, direct and pay assistants, maintain an office, own such equipment and materials as are necessary to conduct its business, hold a business or trade license, and advertise its services in newspapers, trade journals, magazines, etc. Agreement does not have a definitive term and each party may terminate by sending written notice. Same agreement also contains a confidentiality clause.

  8.
  Consultation Agreement dated September 27, 2002, between Subsidiary, the Corporation, and Solutions, Inc. Webcom is an independent contractor. Agreement does not have a definitive term and each party may terminate by sending written notice. Same agreement contains a confidentiality clause. $42,636 is due at the completion and final acceptance of the website. (Total Project cost is $51,996)

  9.
  Services Agreement between MXT Holdings, Inc., Maxtec International Corp., and Crowe, Chizek and Company, LLP dated March 10, 2001, for the specific services of Charles M. Allen to serve as Interim Chairman of the Board of MXT Holdings, Inc. Agreement may be terminated upon a thirty day written notice by either party without cause.

  10.
  Client Service Agreement between Telemotive Industrial Controls, Inc. and Synergy, Inc. whereby Telemotive remains the worksite employer and Synergy is the administrative employer of record. As such, Synergy pays all employee wages and provides employee benefits (except for the 401(k) plan) including the following: health and dental insurance, life and AD&D insurance, long term disability, Section 125 and 129 pre-tax Benefit Plans, Secton 132(f) Qualified Transportation Fringe Plan, Workers' Compensation, Employee Assistance Program,

    and Synergy Partners Credit Union. Contract became effective on September 1, 2002, and continues for a one year period, with automatic annual renewal periods unless terminated according to the contract term.

  11.
  Exclusive Listing Agreement between Telemotive Industrial Controls, Inc. and Cushman & Wakefield of Illinois, Inc. ("C&W"). From October 11, 2002, to October 10, 2003, C&W has the exclusive right to sublease the premises located at 175 S. Wall Street, Glendale Heights.

F.
Collective Bargaining Agreements: No exceptions.

G.
Leases and Subleases of Real Property

1.
Assignment of Lease and Consent dated August 11, 1997 between California Microwave, Inc. (Assignor) and Maxtec International Corp. (Assignee). Effective from November 1, 1997 to April 30, 2006.

H.
Leases and Subleases of Personal Property (>$25,000)

1.
Office printer lease with Imagetec, L.P. dated June 27, 2001. Terms are $668 per month for 48 months.

2.
Equipment Lease (C4923953) for ESG Series RF Signal Generator, billing by GE Capital.

3.
Equipment Lease (C49218548) for Spectrum Analyzer and RF Signal Generator by GE Capital (formerly Orix Credit Alliance, Inc.)

I.
License Agreements

1.
Amended and Restated License Agreement dated September 1, 1999, between Maxtec International Corp. ("Maxtec") and Berlet Electronics Limited ("Berlet"). Berlet has an exclusive right and license to manufacture, use, sell, lease and repair in Canada certain products from patents owned by Maxtec. Agreement continues from year to year, and either party may terminate by providing written notice three months before desired termination date.. Agreement contains both confidentiality and non-compete provisions binding on Berlet.

J.
Warranties and Service Plans for Major Equipment

2.
Lease for office equipment with Imagetec, LP, (Toshiba E-Studio 45 and Toshiba 6560) beginning on June 27, 2001, for a 48-month lease period (with a purchase option at the end of term for fair market value), including a service plan. Includes an additional agreement for maintenance of printers and fax machines that has less than a year remaining and will not be renewed. Maintenance is $1,440 annually for each printer, and has been paid through July 10, 2003.

3.
Production equipment: GE Capital lease (formerly Orix Credit Alliance lease) on a) HP Spectrum Analyzer Synthesized Tuning includes a 3-year return-to-HP repair service option and b) HP ESG Series RF Signal Generator with a 5-year return-to-HP repair service option. Said lease will be paid off at closing in the amount of $20,470.89.

4.
Lease agreement with Minolta for a CRS Pro 5000 copier and a Minolta Fax 2600, dated July 9, 1999 for a term of 60 months. Monthly payment is $585,000. Includes maintenance of the copier for term of the lease.

5.
Agreement to provide scheduled inspections on equipment with Edwards Engineering, Inc. Agreement renewed on an annual basis from November 20 to November 19th of the following year, unless terminated by either party in writing at least 30 days prior to the anniversary date. Annual cost is $7,620.

K.
Bonds, Suretyship Agreements, Etc.: No exceptions.

L.
Stockholders Agreement

1.
Stockholders Agreement dated June 28, 1995 among Edson Partners II, LP, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMututal Participation Investors and MassMutual Corporate Value Partners Limited, Bob M. Tyler, and MXT Holdings, Inc.

M.
[Termination Period > 6 Months or Annual Payment Obligation > $25,000 or Total Payments > $100,000]

1.
Consignment Agreement dated August 7, 2002, between Maxtec International Corp. (Supplier) and Galaxy Circuits (Consignee). Agreement expires on August 7, 2003, or until all components have been sold, which ever occurs first.

N.
See Schedule 9(n)(viii)

SCHEDULE 9(p)

PERMITS

1.
See Schedule 9(c)

2.
Retail License from the Illinois Department of Revenue for Maxtec International Corp. Current license expired September 2002, renewed license forthcoming by mail.

SCHEDULE 9(q)

BENEFIT PLANS

(i)
List of Benefit Plans

1.
Maxtec International Corp. Retirement Savings Plan (401(k)) through Minnesota Life. (No formal written policies concerning contributions. Past practice is for Subsidiary to contribute $0.33 for every $1.00 employee contributes up to 6% of employee's salary.)

2.
Synergy, Inc. Commuter's Expense Reimbursement Plan including pre-tax salary reduction commuter spending account and parking spending account.

3.
Synergy, Inc. Flexible Benefits Plan including pre-tax salary reduction dependent care reimbursement flexible spending account, health care reimbursement flexible spending account, and insurance premium payment features.

4.
Synergy, Inc. Group Life and Accidental Death and Dismemberment Plan providing insured long term disability benefits and life insurance through AIG Life Insurance Company.

5.
Synergy, Inc. Group Health Plan providing insured medical benefits through American Medical Security. Synergy, Inc. may adjust the rate charged for health insurance if the average wage for the Subsidiary increases or decreases by 10%.

6.
Synergy, Inc. Group Dental Plan providing insured dental benefits through American Medical Security.

7.
See Schedule 9(o), E.1-5.

8.
Discretionary Bonus Program: Such plan is based on achieving overall Company Performance Objectives and on individuals achieving Individual Objectives, subject to the approval of the Board of Directors on an annual basis. (Unwritten, but understood to exist.)

9.
Overtime Policy: See "Telemotive Industrial Controls, Inc., Teammate Handbook" date July 1, 2001, page 18.

10.
Workers Compensation Policy: See Telemotive Industrial Controls, Inc. Teammate Handbook" date July 1, 2001, page 31.

11.
Time-Off Benefits (including holidays, vacation, sick/personal absences, jury duty, military leave, bereavement pay, school visitation, and leaves of absence): See Telemotive Industrial Controls Teammate Handbook, dated July 1, 2001, pages 21-25.

12.
Tuition Assistance Program: See Telemotive Industrial Controls, Inc. Teammate Handbook" date July 1, 2001, page 31.

        Some of the policies have been listed above in the interest of full disclosure and may not actually constitute a Benefit Plan or may merely relate to another listed Benefit Plan. No conclusions regarding the meaning of the term Benefit Plan should be made from the items listed above.

(ii)
No exceptions. Copies previously made available to the Purchaser.

(iii)
No exceptions.

(iv)
No exceptions.

(v)
No exceptions.

(vi)
No exceptions.

(vii)
Obligations triggered by this Agreement

1.
See Schedule 9(o), E.1-5

2.
Letter dated April 30, 2002, from T.D. Decker to John Downey, outlining payments and benefits in the event of a sale of the Subsidiary.

3.
Letter dated April 30, 2002, from T.D. Decker to Bob Patterson, outlining payments and benefits in the event of a sale of the Subsidiary.

4.
Letter dated April 30, 2002, from T.D. Decker to Bob Beckmann, outlining payments and benefits in the event of a sale of the Subsidiary.

5.
Letter dated April 30, 2002, from T.D. Decker to Fernando Bello, outlining payments and benefits in the event of a sale of the Subsidiary.

(viii)
No exceptions.

SCHEDULE 9(r)

EMPLOYEES

(i)
No exceptions.

(ii)
No exceptions.

(iii)
Employee list, as of December 2002, made available to Buyer.

(iv)
See Schedule 9(o), E.1 and 2 and Schedule 9(q) (vii)

(v)
No exceptions.

See Schedule 9(o)(E)(10)

SCHEDULE 9(s)

LITIGATION AND CLAIMS

See Schedule 9(dd)

SCHEDULE 9(t)

COMPLIANCE WITH LAW

No exceptions.

SCHEDULE 9(u)

ENVIRONMENTAL MATTERS

See matters disclosed in Buyer's Environmental Discovery Audit performed by Brown and Caldwell.

SCHEDULE 9(v)

REAL PROPERTY

1.
175 West Wall Street, Glendale Heights, IL 60139 (commercial property)

        Legal Description:

    Lot 9 in Highgrove Center of DuPage—West Campus resubdivision number 1, being a resubdivision of all of Lots 3 and 4 in Highgrove Center of DuPage West Campus Unit 1, in the Southeast quarter of Section 21, Township 40 North, Range 10 East of the third principal meridian, in the village of Glendale Heights, DuPage County, Illinois.

        Subject to Covenants, Conditions, Restrictions, and Easements of Record.

SCHEDULE 9(w)

PERSONAL PROPERTY

No exceptions.

SCHEDULE 9(x)

INTELLECTUAL PROPERTY

  (i)

1.
The Company and its Subsidiary have the following United States and foreign registered trademarks:

MARK	APPLICATION NO./FILING DATE	REGISTRATION NO./DATE	STATUS	COUNTRY
10-K	817762728 03/21/94	817762728 04/16/96	REGISTERED	Brazil
10-K	663786 08/08/90	TMA424878 03/11/94	REGISTERED	Canada
10-K	190045 02/04/94	465747 07/06/94	REGISTERED	Mexico
10-K	74/074749 07/02/90	1795622 09/28/93	REGISTERED	US
BOOMMATE	74/142680 02/27/91	1704173 07/28/92	EXPIRED	US
CONTROLMATE	75/003434 10/10/95		ABANDONED	US
GATEMATE	789260 08/03 95	TMA466455 11/27/96	REGISTERED	Canada
GATEMATE	74/658899 04/10/95	2042358 03/04/97	REGISTERED	US
INSTACON	74/688835 06/15/95		ABANDONED	US
LASER GUARD	75/077998 03/25/96	2092195 08/26/97	REGISTERED	US
MAXTEC	2105555 03/27/95	2105555 05/16/97	REGISTERED	UK
MAXTED	2056277 02/09/96	2056277 02/21/97	REGISTERED	UK
MAXTEC	73/754245	1605327 07/10/90	EXPIRED	US
MAXTEC 10-K	09/26/88		ABANDONED	UK
MODULAR SOLUTIONS	2016358 04/03/95		ABANDONED	US
TELEC	729246 01/25/85	1297064 01/25/85	REGISTERED	France
TELEDRIVE	75/259386 03/18/97	2281955 09/28/99	REGISTERED	US
TELEMOTIVE	2065790 08/24/76	1765964 02/13/87	REGISTERED	Argentina
TELEMOTIVE	01/24/75	A284672 06/23/76	EXPIRED	Australia
TELEMOTIVE	01/23/75	330395 03/05/75	REGISTERED	Benelux
TELEMOTIVE		6312594 05/10/76	REGISTERED	Brazil
TELEMOTIVE	408330 03/15/77	TMA230731 10/20/78	REGISTERED	Canada
TELEMOTIVE	70616 05/31/76	462061 06/14/76	REGISTERED	Chile

TELEMOTIVE		1297065 01/25/75	REGISTERED	France
TELEMOTIVE	01/22/75	940296 01/22/75	REGISTERED	Germany
TELEMOTIVE	7516905 01/28/75	684924 04/03/79	REGISTERED	Italy
TELEMOTIVE	59140 03/17/89	368167 10/09/92	REGISTERED	Mexico
TELEMOTIVE	05/21/79	89/2351 10/16/91	REGISTERED	South Africa
TELEMOTIVE	1315186 06/30/87	778035 05/21/79	EXPIRED	Spain
TELEMOTIVE	72/393761 06/02/71	1315186 07/27/90	REGISTERED	UK
TELEMOTIVE	73/041813	939664 08/01/72	REGISTERED	US
TELEMOTIVE	01/15/75	1023673 10/28/1975	REGISTERED	US
TELEMOTIVE		83589 12/03/76	REGISTERED	Venezuela
TELEMOTIVE SERIES 10-K	1561484 02/07/94		ABANDONED	UK
TELTEC		330394 01/23/75	REGISTERED	Benelux
TELTEC	408331 03/15/77	228235 06/02/78	REGISTERED	Canada
TELTEC	7516906 01/28/75	684918 04/03/79	CANCELLED	Italy
2.
The Company and the Subsidiary have the following United States and foreign patents:

TITLE	PATENT/APPLN. # ISSUE/FILING DATE	COUNTRY	STATUS	OWNER
Improved Optical Switch	6201905 03/13/01	US	GRANTED	Subsidiary
Optical Switch	6157026 12/05/00	US	GRANTED	Subsidiary
Laser Optical Path Degradation Detecting Device	5852410 12/22/98	US	GRANTED	Subsidiary
Fail Safe Vehicle Proximity Sensing and Control System	1080334 06/24/80	Canada	EXPIRED	Subsidiary
Hand Held Remote Control	64764 11/14/89	Canada	LAPSED	Subsidiary Unit
3.
The Subsidiary uses the following software packages under license: JD Edwards, miscellaneous Microsoft Products (shrink-wrap licenses), and miscellaneous engineering tools.

a.
JD Edwards: "Silver Service Package" with concurrent support (Maintenance Agreement dated February 25, 1998, and runs concurrently with the period of use of the program, renewed annually unless 30 day notice of termination.) which started from March 1, 2002, and ends on February 28, 2003. (Agreement made available to Buyer.)

•
$10,500 annually for 30 Licensed Users

  •
  Customer Number: 5856941

  •
  Batch: 75633

  •
  Vendor: 140056

  •
  G/L No.: 100.1630

        b Miscellaneous Engineering Tools: Subsidiary owns 5 licenses (seats) for AutoCAD (various versions such as 12, 13, 2000), and EE and ME development tools such as Electronic Workbench and Micrographx. No engineering software tools are valued in excess of $1,000.

4.
The Company and Subsidiary are parties to the following agreements regarding grants of right to use or practice any rights under any of the Intellectual Property:

        See Schedule 9(o), I

  (ii)
  See Schedule 9(o), C.3

  (iii)
  No exceptions

  (iv)
  See Schedule 9(o), C.3

  (v)
  No exceptions.

  (vi)
  No exceptions.

  (vii)
  No exceptions.

  (viii)
  No exceptions.

SCHEDULE 9 (y)

INVENTORIES

        The inventory of Wenglor laser heads is slow-moving.

SCHEDULE 9(z)

ACCOUNTS RECEIVABLE

  (i)
  See attached Accounts Receivable Aging List. (Previously made available to the Purchaser.)

  (ii)
  No exceptions.

  (iii)
  No exceptions.

  (iv)
  No exceptions.

SCHEDULE 9(aa)

ACCOUNTS PAYABLE

        No exceptions.

SCHEDULE 9(bb)

SUFFICIENCY OF ASSETS

        No exceptions.

SCHEDULE 9(cc)

TRANSACTIONS WITH RELATED PARTIES

        See Schedule 9(o), E.9

        Transaction with Genrich Corp., where Fernando Bello's brother is an employee, for brochure printings. (Mr. Bello is the Subsidiary's Vice President of World Sales) No formal agreement exists between the parties and transactions occur on an ad hoc basis.

        Transaction with Tom Decker and Associates, owned by father of T. D. Decker, President and CEO of Subsidiary, for clothing supplies. No formal agreement exists between the parties and transactions occur on an ad hoc basis.

SCHEDULE 9(dd)

PRODUCT LIABILITY

        Pending Claims: (information as of 09/17/02)

  1.
  Stonewall Lay v. Telemotive Industrial, Inc.: Accident claim filed on March 1, 2002. No further information since date. (COURT: Cook County, IL)

  2.
  John A. Desieno v. Crane Manufacturing and Service Corp. and Telemotive Industrial Controls, Inc.: Plaintiff is part of a "crane pool" at General Electric and claims to suffer pain in his lower and upper arms due to the use of crane controls over the years. Liability and exposure is questionable as the case is still in discovery stages. Relationship must be formed between the time of employment and length of time using the remote. The Plaintiff has not yet roved the remote was manufactured by the Subsidiary. (COURT: Supreme Court, Schenectady County, NY)

Pending Reserve:	$25,000
Expense Reserve:	$25,000
Exposure:	50% to 75%
  3.
  Robert Redmand Sr. v. CPH Company, Telemotive Industrial Controls, et al.: Motion for summary judgment has been filed and has yet to be ruled upon.. Plaintiff has presented no evidence indicating that the remote malfunctioned therefore, no liability upon Telemotive can be had. (COURT: Circuit Court, Cook County, IL)

ii.
1.
Safety memo on 10K9, 10K12 and Telemotion 3.2 Transmitters equipped with tactile, two-speed membrane switch. No personal injuries or property damages associated with these products have been reported. (See attached Safety Memo dated September 20, 2000.)

2.
NBB, a German switch manufacturer, supplied defective switches for use in the JLTX transmitter. The Subsidiary has replace substantially all of the defective switch. (Internal memo made available to the Buyer.)

SCHEDULE 9(ee)

COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTI-BOYCOTT LAWS

        No exceptions.

SCHEDULE 9(ff)

BROKERS

        No exceptions.

SCHEDULE 9(gg)

ACCURACY OF REPRESENTATIONS

        No exceptions.

QuickLinks

  Exhibit 10.38
STOCK PURCHASE AGREEMENT
EXHIBIT A STOCKHOLDERS LIST OF MXT HOLDINGS, INC.
EXHIBIT B ALLOCATION OF PURCHASE PRICE
Exhibit C Working Capital Calculation—September 30, 2002 Dollars in Thousands
EXHIBIT D ESCROW AGREEMENT
SCHEDULE A ESCROW FEE SCHEDULE
SCHEDULE 9(a) CORPORATE
SCHEDULE 9(b) POWER AND AUTHORITY
SCHEDULE 9(c) CONSENTS
SCHEDULE 9(d) ABSENCE OF CONFLICTS
SCHEDULE 9(e) The Subsidiary
SCHEDULE 9(f) CORPORATE RECORDS
SCHEDULE 9(g) CAPITALIZATION
SCHEDULE 9(h) FINANCIAL STATEMENTS
SCHEDULE 9(i) LIABILITIES
SCHEDULE 9(j) TITLE TO ASSETS
SCHEDULE 9 (k) INSURANCE
SCHEDULE 9(l) BANKING
SCHEDULE 9(m) TAXES
SCHEDULE 9(n) CONDUCT OF BUSINESS
SCHEDULE 9(o) CONTRACTS
SCHEDULE 9(p) PERMITS
SCHEDULE 9(q) BENEFIT PLANS
SCHEDULE 9(r) EMPLOYEES
SCHEDULE 9(s) LITIGATION AND CLAIMS
SCHEDULE 9(t) COMPLIANCE WITH LAW
SCHEDULE 9(u) ENVIRONMENTAL MATTERS
SCHEDULE 9(v) REAL PROPERTY
SCHEDULE 9(w) PERSONAL PROPERTY
SCHEDULE 9(x) INTELLECTUAL PROPERTY
SCHEDULE 9 (y) INVENTORIES
SCHEDULE 9(z) ACCOUNTS RECEIVABLE
SCHEDULE 9(aa) ACCOUNTS PAYABLE
SCHEDULE 9(bb) SUFFICIENCY OF ASSETS
SCHEDULE 9(cc) TRANSACTIONS WITH RELATED PARTIES
SCHEDULE 9(dd) PRODUCT LIABILITY
SCHEDULE 9(ee) COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTI-BOYCOTT LAWS
SCHEDULE 9(ff) BROKERS
SCHEDULE 9(gg) ACCURACY OF REPRESENTATIONS